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                                                                     EXHIBIT 2.6

                            STOCK PURCHASE AGREEMENT

                                      AMONG

                              LAGASSE BROS., INC.,

                            THE PEERLESS PAPER MILLS

                                       AND

                               THE SHAREHOLDERS OF
                            THE PEERLESS PAPER MILLS

                             ------------------------

                          Dated as of December 19, 2000

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                               TABLE OF CONTENTS

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SECTION                                                                                              PAGE
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Article I         SALE AND PURCHASE OF SHARES...........................................................1

         1.1      Sale and Purchase of Shares...........................................................1

Article II        SALE AND PURCHASE OF SHARES...........................................................2

         2.1      Purchase Price........................................................................2

         2.2      Payment of Base Purchase Price........................................................2

         2.3      Adjustment of Purchase Price..........................................................2

         2.4      Escrow................................................................................5

Article III       CLOSING AND TERMINATION...............................................................5

         3.1      Closing Date..........................................................................5

         3.2      Termination of Agreement..............................................................5

         3.3      Procedure for Termination.............................................................6

         3.4      Effect of Termination.................................................................6

Article IV        REPRESENTATIONS AND WARRANTIES OF THE SELLERS.........................................6

         4.1      Organization and Good Standing........................................................6

         4.2      Authorization of Agreement............................................................6

         4.3      Capitalization........................................................................7

         4.4      No Subsidiaries.......................................................................8

         4.5      Corporate Records.....................................................................8

         4.6      Conflicts; Consents of Third Parties..................................................8

         4.7      Ownership and Transfer of Shares......................................................9

         4.8      Financial Statements..................................................................9

         4.9      No Undisclosed Liabilities............................................................9

         4.10     Absence of Certain Developments......................................................10

         4.11     Taxes................................................................................11

         4.12     Real Property........................................................................13

         4.13     Tangible Personal Property...........................................................14

         4.14     Intangible Property..................................................................15

         4.15     Material Contracts...................................................................16

         4.16     Employee Benefits....................................................................17

                                       i
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         4.17     Labor; Personnel.....................................................................20

         4.18     Litigation...........................................................................21

         4.19     Compliance with Laws; Permits........................................................21

         4.20     Environmental Matters................................................................22

         4.21     Insurance............................................................................23

         4.22     Inventories; Receivables; Payables...................................................23

         4.23     Related Party Transactions...........................................................23

         4.24     Contracts with Vendors; Customers and Suppliers......................................23

         4.25     Banks................................................................................24

         4.26     No Misrepresentation.................................................................24

         4.27     Brokers; Finders.....................................................................24

         4.28     Advantage Marketing..................................................................24

         4.29     Affiliation with Deloitte & Touche LLP...............................................24

Article V         REPRESENTATIONS AND WARRANTIES OF PURCHASER..........................................24

         5.1      Organization and Good Standing.......................................................24

         5.2      Authorization of Agreement...........................................................24

         5.3      Conflicts; Consents of Third Parties.................................................25

         5.4      Litigation...........................................................................25

         5.5      Investment Intention.................................................................26

         5.6      Brokers; Finders.....................................................................26

         5.7      Affiliation with Deloitte & Touche LLP...............................................26

Article VI        COVENANTS............................................................................26

         6.1      Access to Information................................................................26

         6.2      Conduct of the Business Pending the Closing..........................................27

         6.3      Consents.............................................................................29

         6.4      Filings with Governmental Bodies.....................................................30

         6.5      Other Actions........................................................................30

         6.6      No Solicitation......................................................................30

         6.7      Preservation of Records..............................................................31

         6.8      Publicity............................................................................31

         6.9      Repayment of Loans...................................................................31

         6.10     Pre-Payment of Debt and Other Obligations............................................31

                                       ii
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SECTION                                                                                              PAGE
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         6.11     Severance Payments...................................................................31

         6.12     Release of Liens.....................................................................32

         6.13     Use of Name..........................................................................32

         6.14     Environmental Matters................................................................32

         6.15     Leases...............................................................................32

         6.16     Personal Property....................................................................33

         6.17     Advantage Marketing Arrangement......................................................33

         6.18     Termination of Certain Plans.........................................................33

         6.19     Termination of Key-Man Life Insurance................................................33

         6.20     Tax Matters..........................................................................33

         6.21     Inventory............................................................................34

         6.22     Environmental Insurance..............................................................34

Article VII       CONDITIONS TO CLOSING................................................................34

         7.1      Conditions Precedent to Obligations of Purchaser.....................................34

         7.2      Conditions Precedent to Obligations of the Sellers...................................36

Article VIII      DOCUMENTS TO BE DELIVERED............................................................37

         8.1      Documents to Be Delivered by the Sellers.............................................37

         8.2      Documents to be Delivered by the Purchaser...........................................38

Article IX        INDEMNIFICATION......................................................................39

         9.1      Survival of Representations, Warranties and Covenants................................39

         9.2      Limitations on Liability.............................................................39

         9.3      General Indemnification..............................................................40

         9.4      Vendor Rebate Receivable Indemnification.............................................41

         9.5      Defense of Claims....................................................................41

         9.6      Adjustment to Purchase Price.........................................................43

         9.7      Right of Set Off.....................................................................44

Article X         MISCELLANEOUS........................................................................44

         10.1     Definitions..........................................................................44

         10.2     Payment of Sales, Use or Similar Taxes...............................................51

         10.3     Expenses.............................................................................51

         10.4     Specific Performance.................................................................51

         10.5     Further Assurances...................................................................51

                                      iii
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SECTION                                                                                              PAGE
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         10.6     Entire Agreement; Amendments and Waivers.............................................51

         10.7     Submission to Jurisdiction; Consent to Service of Process............................52

         10.8     Governing Law........................................................................52

         10.9     Table of Contents and Headings.......................................................52

         10.10    Notices..............................................................................52

         10.11    Severability.........................................................................54

         10.12    Binding Effect; Assignment...........................................................54

         10.13    Sellers' Representative..............................................................54
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                                      iv
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                            STOCK PURCHASE AGREEMENT

         STOCK PURCHASE AGREEMENT, dated as of December 19, 2000 (the "AGREEMENT"), among Lagasse Bros., Inc., a Louisiana corporation (the "PURCHASER"), The Peerless Paper Mills, a Pennsylvania corporation (the "COMPANY"), and the shareholders of the Company listed on the signature pages hereof (collectively the "SELLERS").

                              W I T N E S S E T H:

         WHEREAS, the Sellers own an aggregate of 3,693 shares of common stock, par value $12.50 per share (the "SHARES"), of the Company, which Shares constitute all of the issued and outstanding shares of capital stock of the Company;

         WHEREAS, the Sellers desire to sell to the Purchaser, and the Purchaser desires to purchase from the Sellers, the Shares for the purchase price and upon the terms and conditions hereinafter set forth;

         WHEREAS, as an inducement to the Purchaser to enter into this Agreement, (i) each of William J. Sheppard and Dennis M. Perna shall enter into non-competition agreements with the Purchaser in the forms attached hereto as EXHIBITS A-1 and A-2 and (ii) William J. Sheppard shall enter into an employment agreement with the Purchaser in the form attached hereto as EXHIBIT B; and

         WHEREAS, capitalized terms used in this Agreement are defined in
SECTION 10.1 hereof.

         NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements hereinafter contained, the parties hereby hereto agree as follows:

                                   ARTICLE I

                           SALE AND PURCHASE OF SHARES

         1.1 SALE AND PURCHASE OF SHARES. At the Closing, upon the terms and subject to the conditions contained herein, each Seller shall sell, assign, transfer, convey and deliver to the Purchaser, and the Purchaser shall purchase from each Seller, the Shares owned by such Seller set forth opposite such Seller's name on EXHIBIT C hereto.

                                   ARTICLE II

                           SALE AND PURCHASE OF SHARES

         2.1 PURCHASE PRICE. The aggregate consideration to be paid by the Purchaser to the Sellers for the Shares shall be $29,500,000 in cash less any Debt set forth on the Debt Notice less any adjustment required by SECTIONS 6.15(b) and 6.22 (the "BASE PURCHASE PRICE"), subject to adjustment, if any, in accordance with SECTION 2.3 (as adjusted, the "PURCHASE PRICE").

         2.2 PAYMENT OF BASE PURCHASE PRICE. On the Closing Date, the Purchaser shall pay to the Sellers the Base Purchase Price less the Escrow Amount by wire transfer of immediately available funds into accounts designated by the Sellers in writing to the Purchaser not later than two (2) Business Days prior to the Closing Date, which amount shall be allocated between the Sellers as set forth on EXHIBIT C.

         2.3 ADJUSTMENT OF PURCHASE PRICE.

         (a) As soon as practicable following the Closing Date (but in no event later than sixty (60) days after Closing), the Purchaser shall cause the Company to prepare and deliver to the Purchaser and the Sellers a balance sheet of Company as at the close of business on the Closing Date (the "CLOSING DATE BALANCE SHEET"). The Closing Date Balance Sheet shall be audited and certified by Kimmel, Lorah and Associates LLP, the Company's regular independent certified public accountants (the "COMPANY'S ACCOUNTANTS"), shall be based upon the books and records of Company, shall be prepared in accordance with GAAP applied on a basis consistent with that of the preceding fiscal year (except for those adjustments set forth on SCHEDULE 2.3(a)), shall present fairly the financial position of Company as at the Closing Date and shall reflect the adjustments set forth in SCHEDULE 2.3(a) notwithstanding the Company's prior practice with respect to those items. All accruals as at the Closing Date which, in accordance with GAAP applied on a basis consistent with that of the preceding fiscal year should be reflected on a balance sheet shall be reflected on the Closing Date Balance Sheet, including, without limitation, with respect to such items as employee bonuses, profit-sharing plan contributions, promotional expenses and Taxes. Inventory shall be reflected on the Closing Date Balance Sheet in accordance with GAAP on a LIFO basis, consistent with prior practice, which prior practice excluded vendor rebates and purchase discounts (except for those adjustments set forth on SCHEDULE 2.3(a)). The Purchaser's regular independent public accountants, Ernst & Young LLP (the "PURCHASER'S ACCOUNTANTS"), shall have the opportunity to observe the taking of inventories in connection with the preparation of the Closing Date Balance Sheet, to consult with and to examine the work papers, schedules and other documents prepared or reviewed by the Company's Accountants in connection with the preparation of their report and of the Purchase Price Certificate referred to in SUBPARAGRAPH (b) hereof.

         (b) For purposes of this SECTION 2.3, "ADJUSTED TANGIBLE NET BOOK VALUE" shall be the sum of inventory (as adjusted in accordance with SCHEDULE 2.3(a)),

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accounts receivable (trade and vendor rebate) and net property, plant and equipment, petty cash, deposits, prepaid corporate taxes, prepaid lease payments (including, but not limited to certain truck leases), prepaid rent, other prepaid items (including, without limitation, prepaid real estate taxes, prepaid vehicle and truck licenses and permits, prepaid software licenses and prepaid health insurance premiums) and an escrow account with Vanguard, LESS accounts payable, accrued expenses, taxes payable, other current liabilities and other long-term liabilities, including, without limitation, a note payable to Twincorp Master Distributors, Inc., a Minnesota corporation, dated as of September 16, 1999, in each case as reflected on the Closing Date Balance Sheet. For purposes of example only, the parties agree that the Adjusted Tangible Net Book Value, if calculated as of September 30, 2000, would be calculated as set forth on SCHEDULE 2.3(b). The methods applied in calculating SCHEDULE 2.3(b) (including, without limitation, the adjustments set forth on SCHEDULE 2.3(a)) shall be consistently applied in the calculation of the Closing Date Balance Sheet.

         The calculation of Adjusted Tangible Net Book Value shall be made by the Company's Accountants, who shall render a certificate (the "PURCHASE PRICE CERTIFICATE") showing such calculation and stating that such calculation has been made in accordance with the provisions of this SECTION
2.3. The Purchase Price Certificate shall be delivered to the Purchaser and the Sellers as soon as practicable following the Closing Date but in no event later than sixty (60) days thereafter.

         (c) The Purchaser shall have a period of thirty (30) days after delivery of the Closing Date Balance Sheet and the Purchase Price Certificate to present in writing to the Company's Accountants (with a copy to the Sellers) any objections the Purchaser may have to any of the matters set forth therein, which objections shall be set forth in reasonable detail. If no objections are raised within such 30-day period, the Closing Date Balance Sheet and the determination of Adjusted Tangible Net Book Value shall be deemed accepted and approved by the Purchaser and by the Sellers and the supplemental closing (herein called the "SUPPLEMENTAL CLOSING") shall be held at the same place and time as is provided in SECTION 3.1 on the fifth (5th) Business Day following the expiration of such 30-day period, or at such other place and at such other time and date as may be mutually agreed upon in writing by the Purchaser and the Sellers.

         If the Purchaser shall raise any objections within the aforesaid 30-day period, Company's Accountants and Purchaser's Accountants shall attempt to resolve the matter or matters in dispute and, if resolved, such firms shall send a joint notice to the Purchaser and the Sellers stating the manner in which the dispute was resolved, the Company's Accountants shall send to the Purchaser and the Sellers a confirmation of the original Purchase Price Certificate or, if necessary, a revised Purchase Price Certificate prepared in accordance with such resolution, and the Purchaser's Accountants shall send a letter to the Purchaser and the Sellers confirming that such confirmed or revised Purchase Price Certificate is in accordance with such resolution, whereupon the confirmed or revised Purchase Price Certificate shall be final and binding on the parties hereto. The Supplemental Closing shall then take place on the fifth (5th) Business Day following the receipt of such documents by the Purchaser and the Sellers.

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Notwithstanding the foregoing, the Purchaser or the Sellers, as the case may be, shall pay the amount, if any, determined to be due and owing to the Sellers or the Purchaser, as the case may be, in accordance with SECTION 2.3(d) which is not disputed by the Purchaser pursuant to this SECTION 2.3(c) on the fifth (5th) Business Day following the 30-day period after delivery of the Closing Date Balance Sheet.

         If such dispute cannot be resolved by the Purchaser and the Sellers nor by such accounting firms within sixty (60) days after the delivery of the Closing Date Balance Sheet and the Purchase Price Certificate, then the specific matters in dispute shall be promptly submitted to Deloitte & Touche LLP, Chicago office or, if such firm declines to act in such capacity, such other firm of independent public accountants mutually acceptable to the Purchaser and the Sellers, which firm shall make a final and binding determination as to such matter or matters. Deloitte & Touche LLP or such other accounting firm shall send its written determination to the Purchaser, the Sellers, the Company's Accountants and the Purchaser's Accountants within sixty (60) days of the submission of such matters. The Company's Accountants shall then send to the Purchaser and the Sellers a confirmation of the original Purchase Price Certificate or, if necessary, a revised Purchase Price Certificate prepared in accordance with such determination, and the Purchaser's Accountants shall send a letter to the Purchaser and the Sellers confirming that such confirmed or revised Purchase Price Certificate is in accordance with such determination, whereupon the confirmed or revised Purchase Price Certificate shall be binding on the parties hereto. The Supplemental Closing shall then take place on the fifth (5th) Business Day following the receipt of such documents by the Purchaser and the Sellers.

         The parties agree to cooperate with each other and each other's authorized representatives and with Deloitte & Touche LLP or any other accounting firm selected by the Purchaser and the Sellers in order that any and all matters in dispute shall be resolved as soon as practicable and that a final determination of the Adjusted Tangible Net Book Value shall be made.

         (d) At the Supplemental Closing, (i) the Purchaser shall pay to the Sellers, by delivery to the Sellers by wire transfer of immediately available funds to accounts designated by the Sellers, the amount, if any, by which the Adjusted Tangible Net Book Value shall exceed $15,200,000 (the "ESTIMATED TANGIBLE NET BOOK VALUE"), which amount shall be allocated between the Sellers as set forth on EXHIBIT C, or (ii) the Sellers shall pay to the Purchaser, by wire transfer of immediately available funds to an account designated by the Purchaser, the amount, if any, by which the Estimated Tangible Net Book Value shall exceed the Adjusted Tangible Net Book Value.

         (e) The fees and expenses incurred in connection with this Section of the Company's Accountants shall be paid by the Sellers, those of the Purchaser's Accountants shall be paid by the Purchaser, and those of Deloitte & Touche LLP or any other accounting firm selected by the Purchaser and the Sellers pursuant to SUBPARAGRAPH (c) above shall be paid one-half by the Purchaser and one-half by the Sellers.

         2.4 ESCROW. At the Closing, the Purchaser shall deposit $3 million of the Base Purchase Price (the "ESCROW AMOUNT") with The Chase Manhattan Bank or another commercial bank mutually agreeable to the Purchaser and the Sellers (the "ESCROW AGENT") which shall invest the Escrow Amount in accordance with the escrow agreement, substantially in the form of EXHIBIT D hereto (the "ESCROW AGREEMENT"), which shall be used to partially satisfy any amounts payable by the Sellers to the Purchaser pursuant to SECTIONS 9.3 and
9.4 hereof; PROVIDED that on the date that is the eighteen (18) month anniversary of the Closing Date, the balance of the Escrow Amount on such date shall be paid to the Sellers in accordance with the allocation set forth on EXHIBIT C hereto, less an amount equal to any unresolved claim or claims for indemnification against the Sellers under ARTICLE IX hereof, which shall be disbursed within three (3) Business Days of the date of final resolution thereof, as more fully described in the Escrow Agreement.

                                  ARTICLE III

                             CLOSING AND TERMINATION

         3.1 CLOSING DATE. The closing of the sale and purchase of the Shares (the "CLOSING") shall take place at the offices of the Company at 10:00 a.m. (local time) on the second Business Day after the conditions set forth in
ARTICLE VII hereof have been satisfied or waived by the party entitled to do so, or at such other time and/or place as may mutually be agreed upon by the Purchaser and the Sellers. The date on which the Closing shall be held is referred to in this Agreement as the "CLOSING DATE."

         3.2 TERMINATION OF AGREEMENT. This Agreement may be terminated prior to the Closing as follows:

         (a) by the written agreement of the Purchaser and the Sellers; or

         (b) by either the Purchaser or the Sellers' Representative if the Closing shall not have occurred on or prior to January 31, 2001; PROVIDED that the terminating party is not in material breach of its obligations under this Agreement; or

         (c) by either the Purchaser or the Sellers' Representative if there shall be in effect a final nonappealable Order restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby; it being agreed that the parties hereto shall promptly appeal, and shall diligently pursue, any adverse determination which is appealable; or

         (d) by either the Purchaser or the Sellers' Representative if, prior to the Closing Date, the other party is in material breach of any representation, warranty, covenant or agreement herein contained and such breach shall not be cured within ten (10) days of the delivery date of the notice of default served by the party claiming such material default; PROVIDED, that the right to terminate this Agreement pursuant to this

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SECTION 3.2(d) shall not be available to any party who is in material breach of this Agreement at the time notice of termination is delivered.

         3.3 PROCEDURE FOR TERMINATION. The termination of this Agreement pursuant to SECTION 3.2(b), (c) or (d) shall be effectuated by the delivery of a written notice, in accordance with SECTION 10.10, of such termination from the party terminating this Agreement to the other parties.

         3.4 EFFECT OF TERMINATION. If this Agreement is terminated in accordance with SECTION 3.2, this Agreement shall become null and void and of no further force and effect, except (a) for this SECTION 3.4, (b) the last sentence of each of SECTIONS 4.27 and 6.1 hereof, and SECTIONS 10.3, 10.8 and
10.10 and (c) that the termination of this Agreement for any cause shall not relieve any party hereto from liability for a breach of this Agreement.

                                   ARTICLE IV

                 REPRESENTATIONS AND WARRANTIES OF THE SELLERS

         Each of the Sellers severally but not jointly represents and warrants to the Purchaser with respect to the matters set forth in SECTIONS 4.2, 4.3(b), 4.6, 4.7 and 4.27, and William J. Sheppard and Dennis M. Perna (each a "SHAREHOLDER" and, collectively, the "SHAREHOLDERS") hereby jointly and severally represent and warrant to the Purchaser with respect to all matters contained in this ARTICLE IV that:

         4.1      ORGANIZATION AND GOOD STANDING.

         The Company is a corporation duly organized, validly existing and in good standing under the laws of the commonwealth of Pennsylvania and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now conducted. Except as set forth on SCHEDULE 4.1, the Company is duly qualified or authorized to do business as a foreign corporation and is in good standing under the laws of each jurisdiction in which it owns or leases real property and each other jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification or authorization.

         4.2      AUTHORIZATION OF AGREEMENT.

         (a) Each Seller has all requisite power, authority and legal capacity to execute and deliver this Agreement, the Escrow Agreement and each other agreement, document, or instrument or certificate contemplated by this Agreement or to be executed by such Seller in connection with the consummation of the transactions contemplated by this Agreement (together with this Agreement and the Escrow Agreement, the "SELLER DOCUMENTS"), and to consummate the transactions contemplated hereby and thereby. This Agreement has been, and each of the Seller Documents will be at or prior to the Closing, duly and validly executed and delivered by each Seller and (assuming the due

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authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes, and each of the Seller Documents when so executed and delivered will constitute, legal, valid and binding obligations of each Seller, enforceable against each Seller in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors' rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

         (b) The Company has all requisite corporate power and authority to execute and deliver this Agreement and each other agreement, document, instrument or certificate contemplated by this Agreement or to be executed by it in connection with the consummation of the transactions contemplated by this Agreement (collectively, the "COMPANY DOCUMENTS"), and to perform any of its obligations contemplated hereby and thereby. At the Closing, each of the Company Documents will be duly and validly executed and delivered by the Company, and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) each of the Company Documents when so executed and delivered will constitute, legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors' rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

         4.3 CAPITALIZATION.

         (a) The authorized capital stock of the Company consists of 16,000 shares of common Stock, par value $12.50 per share, (the "COMMON STOCK"). As of the date hereof, there are 3,693 shares of Common Stock issued and outstanding and 3,328 shares of Common Stock are held by the Company as treasury stock. All of the issued and outstanding shares of Common Stock were duly authorized for issuance and are validly issued, fully paid and non-assessable and have not been issued in violation of any preemptive or similar rights. The Shares of Common Stock being acquired by the Purchaser hereunder constitute all of the issued and outstanding shares of capital stock of the Company.

         (b) There is no existing option, warrant, call, right, stock appreciation right or equivalent right, commitment or other agreement of any character to which any Seller or the Company is a party requiring, and there are no securities of the Company outstanding which upon conversion or exchange would require, the issuance, sale or transfer of any additional shares of capital stock, voting securities or other equity securities of the Company or other securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase shares of capital stock, voting securities or other equity securities of the Company. Except as set forth on SCHEDULE 4.3(b), no shares of capital stock or other voting securities of the Company are outstanding. Except as set forth on SCHEDULE 4.3(b), none of the Sellers or the Company is a party to any voting trust or other voting agreement with respect to any of the shares of Common Stock or to any agreement relating to the issuance, sale, redemption, transfer or other disposition of the capital stock of the Company.

         4.4 NO SUBSIDIARIES. Except as set forth on SCHEDULE 4.4, the Company does not, directly or indirectly, own any stock or other equity, partnership or joint venture interest in any other Person.

         4.5 CORPORATE RECORDS.

         (a) The Shareholders have delivered (or caused to be delivered) to the Purchaser true, correct and complete copies of the articles of incorporation, certified by the Secretary of the Commonwealth of Pennsylvania, and bylaws, certified by the secretary, assistant secretary or other appropriate officer of the Company.

         (b) Except as set forth on SCHEDULE 4.5(b), the minute books of the Company previously made available to the Purchaser or its Representatives contain complete and accurate records of all meetings and accurately reflect all other corporate action of the shareholders and board of directors (including committees thereof) of the Company. The stock certificate books and stock transfer ledgers of the Company previously made available to the Purchaser or its Representatives are true, correct and complete. All stock transfer taxes levied or payable with respect to all transfers of shares of the Company prior to the date hereof have been paid.

         4.6 CONFLICTS; CONSENTS OF THIRD PARTIES.

         (a) None of the execution and delivery by any Seller of this Agreement and any other Seller Document or by the Company of this Agreement and any other Company Document, the consummation of the transactions contemplated hereby or thereby, or compliance by any Seller or the Company with any of the provisions hereof or thereof will (i) conflict with, or result in the breach of, any provision of the articles of incorporation, bylaws or other organizational documents of the Company or any Seller; (ii) conflict with, violate, result in the breach or termination of, or constitute a default under any note, bond, mortgage, indenture, license, agreement or other instrument or obligation to which the Company or any Seller is a party or by which it or any of its respective properties or assets is bound; (iii) violate any Law, Order or decree of any Governmental Body or authority by which the Company or any Seller is bound; or (iv) result in the creation of any Lien upon the properties or assets of the Company or any Seller.

         (b) Except as set forth on SCHEDULE 4.6(b), no consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, any Person or Governmental Body is required on the part of any Seller or the Company in connection with (i) the execution and delivery of this Agreement, any other Seller Document or Company Document or any Material Contract, (ii) the compliance by each Seller or the Company as the case may be, with any of the provisions hereof or thereof, except for compliance with the applicable requirements of the HSR Act or (iii) the consummation of the transactions contemplated hereby. Neither the Company nor the Shareholders aware of any Material Contract with a vendor which would require the consent of such vendor to continue to supply the Company after the Closing Date. The Company purchases products from a large number of vendors and many of its relationships with vendors are based on oral understanding and custom. Some vendors have in the past supplied the Company pursuant to written agreements which the Company can no longer locate. The Company has not requested any such information from such vendors.

         4.7 OWNERSHIP AND TRANSFER OF SHARES. Each Seller is the record and beneficial owner of the Shares indicated as being owned by such Seller on EXHIBIT C, free and clear of any and all Liens. Each Seller has the power and authority to sell, transfer, assign and deliver such Shares as provided in this Agreement, and such delivery will convey to the Purchaser good and marketable title to such Shares, free and clear of any and all Liens.

         4.8 FINANCIAL STATEMENTS. The Shareholders have delivered (or caused to be delivered) to the Purchaser copies of (i) the audited balance sheets of the Company as at December 31, 1999, 1998 and 1997 and the related audited statements of income and of cash flows of the Company for the years then ended and (ii) the unaudited balance sheet of the Company as at September 30, 2000 and the related statements of income of the Company for the nine-month period then ended (such audited statements, including the related notes and schedules thereto, and unaudited statements are collectively referred to herein as the "FINANCIAL STATEMENTS"). Each of the Financial Statements is, and the Closing Date Balance Sheet when delivered will be, complete and correct in all material respects, has been (or will be) prepared in accordance with GAAP (subject to normal year-end adjustments in the case of the unaudited statements) and in conformity with the practices consistently applied by the Company without modification of the accounting principles used in the preparation thereof (except, with respect to the unaudited financial statements, as set forth on SCHEDULE 2.3(a)) and presents (or will present) fairly the financial position, results of operations and cash flows of the Company as at the dates and for the periods indicated.

         For the purposes hereof, the audited balance sheet of the Company as at December 31, 1999 is referred to as the "BALANCE SHEET" and December 31, 1999 is referred to as the "BALANCE SHEET DATE."

         4.9 NO UNDISCLOSED LIABILITIES. Except as set forth on SCHEDULE 4.9, since the Balance Sheet Date, the Company has no indebtedness, obligations or liabilities of any kind (whether accrued, absolute, contingent or otherwise, and whether due or to become due) that would have been required to be reflected in, reserved against or otherwise described on the Balance Sheet or in the notes thereto in accordance with GAAP which was not fully reflected in, reserved against or otherwise described in the

Balance Sheet or the notes thereto or was not incurred in the ordinary course of business consistent with past practice.

         4.10 ABSENCE OF CERTAIN DEVELOPMENTS. Except as expressly contemplated by this Agreement or as set forth on SCHEDULE 4.10, since the Balance Sheet Date:

         (a) there has not been any Material Adverse Change nor has there occurred any event which is reasonably likely to result in a Material Adverse Change;

         (b) there has not been any damage, destruction or loss, whether or not covered by insurance, with respect to the property and assets of the Company having a replacement cost of more than $10,000 for any single loss or $25,000 for all such losses;

         (c) there has not been any declaration, setting aside or payment of any dividend or other distribution in respect of any shares of capital stock of the Company or any repurchase, redemption or other acquisition by any Seller or the Company of any outstanding shares of capital stock or other securities of, or other ownership interest in, the Company;

         (d) the Company has not awarded or paid any bonuses to employees of the Company with respect to the fiscal year ended December 31, 2000, except to the extent accrued on the Financial Statements or entered into any employment, deferred compensation, severance or similar agreement (nor amended any such agreement) or agreed to increase the compensation payable or to become payable by it to any of the directors, officers, employees, agents or representatives or agreed to increase the coverage or benefits available under any severance pay, termination pay, vacation pay, company awards, salary continuation for disability, sick leave, deferred compensation, bonus or other incentive compensation, insurance, pension or other employee benefit plan, payment or arrangement made to, for or with such directors, officers, employees, agents or representatives (other than normal increases in the ordinary course of business consistent with past practice and that in the aggregate have not resulted in a material increase in the benefits or compensation expense of the Company);

         (e) there has not been any change by the Company in accounting or Tax reporting principles, methods or policies;

         (f) the Company has not entered into any transaction or Contract or conducted its business other than in the ordinary course consistent with past practice;

         (g) the Company has not failed to promptly pay and discharge current liabilities except where disputed in good faith by appropriate proceedings;

         (h) the Company has not made any loans, advances or capital contributions to, or investments in, any Person or paid any fees or expenses to any Seller or any Affiliate of any Seller;

         (i) the Company has not mortgaged, pledged or subjected to any Lien any of its assets, or acquired any assets or sold, assigned, transferred, conveyed, leased or otherwise disposed of any assets of the Company, except for assets acquired or sold, assigned, transferred, conveyed, leased or otherwise disposed of in the ordinary course of business consistent with past practice;

         (j) the Company has not discharged or satisfied any Lien, or paid any obligation or liability (fixed or contingent), except in the ordinary course of business consistent with past practice and which, in the aggregate, would not be material to the Company;

         (k) the Company has not canceled or compromised any debt or claim or amended, canceled, terminated, relinquished, waived or released any Contract or right except in the ordinary course of business consistent with past practice and which, in the aggregate, would not be material to the Company;

         (l) the Company has not made or is not a party to a Contract to make any capital expenditures or capital additions or betterments in excess of $10,000 individually or $25,000 in the aggregate;

         (m) the Company has not instituted or settled any material Legal Proceeding; and

         (n) the Company has not agreed to do anything set forth in this
SECTION 4.10.

         4.11 TAXES.

         (a) All Tax Returns required to be filed by or on behalf of the Company have been properly prepared and duly and timely filed with the appropriate taxing authorities in all jurisdictions in which such Tax Returns are required to be filed (after giving effect to any valid extensions of time in which to make such filings), and all such Tax Returns were true, complete and correct in all material respects. All Taxes with respect to the periods covered by such Tax Returns have been fully and timely paid, and adequate reserves or accruals for Taxes have been provided in the Closing Date Balance Sheet with respect to any period for which Tax Returns have not yet been filed or for which Taxes are not yet due and owing. The Company has not executed or filed with the IRS or any other taxing authority any agreement, waiver or other document or arrangement extending or having the effect of extending the period for assessment or collection of Taxes (including, but not limited to, any applicable statute of limitation), and no power of attorney with respect to any Tax matter is currently in force.

         (b) The Company has complied in all material respects with all applicable Laws relating to the payment and withholding of Taxes and has duly and timely withheld from employee salaries, wages and other compensation and has paid over to the appropriate taxing authorities all amounts required to be so withheld and paid over for all periods under all applicable Laws and has accrued such liabilities where appropriate.

         (c) Purchaser has received complete copies of (i) all federal, state, local and foreign income or franchise Tax Returns of the Company relating to the taxable periods since and including December 31, 1997 and
(ii) any audit report issued within the last three years relating to Taxes due from or with respect to the Company, its income, assets or operations. Neither the Company nor the Shareholders have received any notice that any such Tax Returns are being examined by the relevant taxing authority.

         (d) SCHEDULE 4.11(d) lists all material types of Taxes paid and material types of Tax Returns filed by or on behalf of the Company. No claim has been made by a taxing authority in a jurisdiction where the Company does not file Tax Returns such that it is or may be subject to taxation by that jurisdiction.

         (e) All deficiencies asserted or assessments made as a result of any examinations by the IRS or any other taxing authority of the Tax Returns of or covering or including the Company have been fully paid, and there are no other audits or investigations by any taxing authority in progress, nor have the Shareholders or the Company received any notice from any taxing authority that it intends to conduct such an audit or investigation. No issue has been raised by a federal, state, local or foreign taxing authority in any current or prior examination which, by application of the same or similar principles, could reasonably be expected to result in a proposed deficiency for any subsequent taxable period.

         (f) Except as set forth on SCHEDULE 4.11(f), neither the Company nor any other Person (including any of the Sellers) on behalf of the Company has
(i) filed a consent pursuant to Section 341(f) of the Code or agreed to have
Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as such term is defined in Section 341(f)(4) of the Code) owned by the Company, (ii) agreed to or is required to make any adjustments pursuant to
Section 481(a) of the Code or any similar provision of state, local or foreign Law by reason of a change in accounting method initiated by the Company or has any knowledge that the IRS has proposed any such adjustment or change in accounting method, or has any application pending with any taxing authority requesting permission for any changes in accounting methods that relate to the business or operations of the Company, (iii) executed or entered into a closing agreement pursuant to Section 7121 of the Code or any predecessor provision thereof or any similar provision of state, local or foreign Law with respect to the Company, (iv) requested any extension of time within which to file any Tax Return, which Tax Return has since not been filed, or (v) granted any power of attorney with respect to any Tax matter currently in force.

         (g) No property owned by the Company is (i) property required to be treated as being owned by another Person pursuant to the provisions of
Section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect immediately prior to the enactment of the Tax Reform Act of 1986, (ii) constitutes "tax-exempt use property" within the meaning of Section 168(h)(1) of the Code or (iii) is "tax-exempt bond financed property" within the meaning of Section 168(g) of the Code.

         (h) No Seller is a foreign person within the meaning of Section 1445 of the Code.

         (i) The Company is not a party to any Tax sharing or similar agreement or arrangement (whether or not written).

         (j) There is no contract, agreement, plan or arrangement covering any person that, individually or collectively, could give rise to the payment of any amount that would not be deductible by the Purchaser or its Affiliates by reason of Section 280G of the Code, or would constitute compensation in excess of the limitation set forth in Section 162(m) of the Code.

         (k) The Company is not subject to any private letter ruling of the IRS or comparable rulings of other taxing authorities.

         (l) There are no Liens as a result of any unpaid Taxes upon any of the assets of the Company.

         (m) Except as set forth on SCHEDULE 4.11(m), the Company has no elections in effect for federal income tax purposes under Sections 108, 168, 338, 441, 463, 472, 1017, 1033 or 4977 of the Code.

         (n) The Company has never owned any Subsidiaries and has never been a member of any consolidated, combined or affiliated group of corporations for any Tax purposes.

         4.12 REAL PROPERTY.

         (a) SCHEDULE 4.12(A) sets forth a complete list of (i) all real property and interests in real property owned in fee by the Company (individually, an "OWNED PROPERTY" and collectively, the "OWNED PROPERTIES"), and (ii) all real property and interests in real property leased by the Company (individually, a "REAL PROPERTY LEASE" and the real properties specified in such leases, together with the Owned Properties, being referred to herein individually as a "COMPANY PROPERTY" and collectively as the "COMPANY PROPERTIES") as lessee or lessor. The Company has good and marketable fee title to all Owned Property, free and clear of all Liens of any nature whatsoever except (A) Liens set forth on SCHEDULE 4.12(A) and (B) Permitted Exceptions. The Company Property constitutes all interests in real property currently used or currently held for use in connection with the business of the Company and which are necessary for the continued operation of the business of the Company as the business is currently conducted.

         (b) The Company has a valid and enforceable leasehold interest under each of the Real Property Leases, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors' rights and remedies generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity), and the Company has not received any notice of any default or event that with notice or lapse of time, or both, would constitute a default by the Company under any of the Real Property Leases.

         (c) All of the Company Property, buildings, fixtures and improvements thereon owned or leased by the Company are in such condition and repair (subject to normal wear and tear) necessary to operate the business of the Company as currently conducted and as presently proposed to be conducted. The Shareholders have delivered or otherwise made available to the Purchaser true, correct and complete copies of (i) all deeds, title reports and surveys for the Owned Properties and (ii) the Real Property Leases, together with all amendments, modifications or supplements, if any, thereto.

         (d) The Company has all material certificates of occupancy and Permits of any Governmental Body necessary or useful for the current use and operation of each Company Property, and the Company has complied with all material conditions of the Permits applicable to it. No default or violation, or event that with the lapse of time or giving of notice or both would become a default or violation, has occurred in the due observance of any Permit.

         (e) There does not exist any actual or, to the knowledge of the Shareholders, threatened condemnation or eminent domain proceedings that affect any Company Property or any part thereof, and none of the Sellers has received any notice, oral or written, of the intention of any Governmental Body or other Person to take or use all or any part thereof.

         (f) None of the Shareholders or the Company has received any written notice from any insurance company that has issued a policy of insurance to the Company with respect to any Company Property requiring performance of any structural or other repairs or alterations to such Company Property.

         (g) Except as set forth on SCHEDULE 4.12(g), the Company does not own or hold, and is not obligated under or a party to, any option, right of first refusal or other contractual right to purchase, acquire, sell, assign or dispose of any real estate or any portion thereof or interest therein.

         (h) All governmental licenses and permits necessary for the current use and occupancy of each of the Owned Real Properties have been obtained.

         4.13 TANGIBLE PERSONAL PROPERTY.

         (a) SCHEDULE 4.13(a) sets forth all leases of personal property ("PERSONAL PROPERTY LEASES") involving annual payments in excess of $10,000 relating to personal property used in the business of the Company or to which the Company is a party or by which the properties or assets of the Company is bound. The Shareholders have delivered or otherwise made available to the Purchaser true, correct and complete copies of the Personal Property Leases, together with all amendments, modifications or supplements thereto.

         (b) The Company has a valid leasehold interest under each of the Personal Property Leases under which it is a lessee, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors' rights and remedies generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity), and there is no default under any Personal Property Lease by the Company or, to the knowledge of the Shareholders, by any other party thereto, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder.

         (c) The Company has good and marketable title to all of the items of tangible personal property reflected in the Balance Sheet (except as sold or disposed of subsequent to the date thereof in the ordinary course of business consistent with past practice), free and clear of any and all Liens other than the Permitted Exceptions. All such items of tangible personal property which, individually or in the aggregate, are material to the operation of the business of the Company, are in good condition and in a state of good maintenance and repair (ordinary wear and tear excepted) and are suitable for the purposes used.

         (d) All of the items of tangible personal property used by the Company under the Personal Property Leases are in such condition and repair (ordinary wear and tear excepted) to operate the business of the Company as currently conducted and are suitable for the purposes used.

         4.14 INTANGIBLE PROPERTY.

         (a) Unless otherwise indicated in SCHEDULE 4.14(a)(i), the Company is the sole and exclusive owner of, or has a valid right to use all intellectual property used in or material to the business of the Company in the ordinary course or which is necessary for the continued operation of the business of the Company as presently conducted (the "COMPANY INTELLECTUAL PROPERTY"), in each case, free and clear of any Liens, except for the license terms of any licensed Company Intellectual Property as indicated on SCHEDULE 4.14(a)(i). The Company Intellectual Property is sufficient to conduct the business of the Company as presently conducted. Except as set forth in
SCHEDULE 4.14(a)(i), to the knowledge of the Sellers, the Company Intellectual Property is valid, subsisting and enforceable. SCHEDULE 4.14(a)(ii) hereto sets forth complete and correct lists of:

                  (i) all patents, trademarks, trade names, service marks, and copyrights owned or used in or material to the businesses of the Company or which are necessary for the continued operation of the businesses of the Company as presently conducted, as well as all registrations thereof and pending applications therefor, including the jurisdictions in which such Intellectual Property has been issued or registered or in which any such application for such issuance and registration has been filed; and

                  (ii) any and all software (other than routine, non-negotiated, shrink wrap or similar every day licenses of the type commonly available at reasonable cost to the industry in general) owned or used by the Company in the business (the "COMPANY SOFTWARE").

Except as set forth on SCHEDULE 4.14(a)(i), each of the foregoing is owned by the party shown on such Schedule as owning the same, free and clear of all Liens, and is not the subject of any dispute or challenge.

         (b) Except as set forth on SCHEDULE 4.14(b), the Company is not currently, nor as a result of the execution and delivery of this Agreement or any of the Seller Documents or any of the Company Documents, the consummation of the transactions contemplated hereby or thereby or the performance by the Sellers or the Company of their obligations hereunder or thereunder will be, in breach of any Contract relating to the Company Intellectual Property.

         (c) The Company has not received any notice of any infringement of the rights of others with respect to any Company Intellectual Property.

         (d) SCHEDULE 4.14(D) sets forth a complete and accurate list of (i) all Contracts to which the Company is a party granting to any third party any right to use any of the Company Intellectual Property and (ii) all Contracts permitting the Company to use any Company Intellectual Property (other than routine, non-negotiated, shrink wrap or similar every day licenses of the type commonly available at reasonable cost to the industry in general) of any third party (collectively, the "COMPANY INTELLECTUAL PROPERTY LICENSES"). Except as set forth in SCHEDULE 4.14(d), the Company is not required or obligated to pay any royalties or compensation to any Person for the use of any Company Intellectual Property.

         4.15 MATERIAL CONTRACTS. SCHEDULE 4.15 sets forth all of the following Contracts which are currently in effect to which the Company is a party or by which it is bound (collectively, the "MATERIAL CONTRACTS"): (a) Contracts with any Seller or any current officer, director, employee or consultant of the Company or with any Affiliate of such Persons; (b) Contracts with any labor union or association representing any employee of the Company; (c) Contracts pursuant to which the Company is required to purchase or sell a stated portion of its requirements or output from or to another party; (d) Contracts for the sale of any of the assets of the Company other than in the ordinary course of business or for the grant to any Person of any preferential rights to purchase any of its assets; (e) joint venture agreements; (f) Contracts containing covenants of the Company not to compete in any line of business or with any Person in any geographical area or covenants of any other Person not to compete with the Company in any line of business or in any geographical area;
(g) Contracts relating to the acquisition by the Company of any operating business or the capital stock of any other Person; (h) Contracts relating to the borrowing of money; (i) Contracts under which the Company acts as a distributor, dealer or franchiser; (j) all Contracts concerning a partnership, joint venture, joint development or other similar cooperation arrangement; (k) all confidentiality and non-disclosure Contracts (other than standard non-disclosure forms signed by employees generally, examples of which have been provided to Purchaser); (l) all Contracts under which the Company has advanced or loaned funds to any Person, including employees of the Company (other than those with respect to travel, entertainment or other expenses incurred in the ordinary course of business advanced to active employees made in the ordinary course of business and consistent with past practices and which are presently deductible under the Code as business expenses); (m) all Contracts under which the Company has guaranteed any indebtedness or obligation of any Person; (n) all Contracts with distributors, sales representatives, dealers or other Persons (other than customers who are end-users of such products) relating to the distribution, sale or supply of products of the Company or (o) any other Contract, other than Real Property Leases, which involves the expenditure of more than $25,000 annually or requires performance by any party more than one year from the date hereof. There have been made available to the Purchaser, its Affiliates and their Representatives true and complete copies of all of the Material Contracts. Except as set forth on SCHEDULE 4.15, all of the Material Contracts and other agreements are in full force and effect and are the legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors' rights and remedies generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). Except as set forth on SCHEDULE 4.15, the Company is not in default in any material respect under any Material Contracts, nor, to the knowledge of either Shareholder, is any other party to any Material Contract in default thereunder in any material respect.

         4.16 EMPLOYEE BENEFITS.

         (a) SCHEDULE 4.16(a) sets forth a complete and correct list of (i) all "employee benefit plans," as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and any other pension plans or employee benefit arrangements, programs or payroll practices (including, without limitation, severance pay, vacation pay, company awards, salary continuation for disability, sick leave, retirement, deferred compensation, bonus or other incentive compensation, stock purchase arrangements or policies, hospitalization, medical insurance, life insurance and scholarship programs) maintained or contributed to by the Company or to which the Company contributes or is obligated to contribute or has any liability thereunder with respect to employees of the Company ("EMPLOYEE BENEFIT PLANS") and (ii) all "employee pension plans," as defined in Section 3(2) of ERISA, maintained by the Company or any trade or business (whether or not incorporated) which are under control, or which are treated as a single employer, with Company under
Section 414(b), (c), (m) or (o) of the Code ("ERISA AFFILIATE") or to which the Company or any ERISA Affiliate contributed or is obligated to contribute thereunder ("PENSION PLANS"). SCHEDULE 4.16(a) clearly identifies, in separate categories, Employee Benefit Plans or Pension Plans that are (i) subject to Section 4063 and 4064 of ERISA ("MULTIPLE EMPLOYER PLANS"), (ii) multiemployer plans (as defined in Section 4001(a)(3) of ERISA) ("MULTIEMPLOYER PLANS") or (iii) "benefit plans," within the meaning of
Section 5000(b)(1) of the Code providing continuing benefits after the termination of employment (other than as required by Section 4980B of the Code or Part 6 of Title I of ERISA and at the former employee's or his beneficiary's sole expense).

         (b) The Company does not have nor would it have any withdrawal or other liability (contingent or otherwise) under Title IV of ERISA with respect to any Multiple Employer Plan or Multiemployer Plan if the Purchaser had not purchased the Shares from the Sellers on the Closing Date in accordance with the terms of this Agreement.

         (c) Each of the Employee Benefit Plans and Pension Plans intended to qualify under Section 401 of the Code ("QUALIFIED PLANS") so qualify and the trusts maintained thereto are exempt from federal income taxation under
Section 501 of the Code, and, except as disclosed on SCHEDULE 4.16(c), nothing has occurred with respect to the operation of any such plan which could cause the loss of such qualification or exemption or the imposition of any liability, penalty or tax under ERISA or the Code.

         (d) Except as set forth on SCHEDULE 4.16(d), there are no Employee Benefit Plans which are defined benefit plans or Multiemployer Plans. All contributions and premiums required by Law or by the terms of any Employee Benefit Plan or Pension Plan or any agreement or commitment relating thereto have been timely made (without regard to any waivers granted with respect thereto) to any funds or trusts established thereunder or in connection therewith, and no accumulated funding deficiencies exist in any of such plans subject to Section 412 of the Code.

         (e) The benefit liabilities, as defined in Section 4001(a)(16) of ERISA, of each of the Employee Benefit Plans and Pension Plans subject to Title IV of ERISA using the actuarial assumptions that would be used by the Pension Benefit Guaranty Corporation (the "PBGC") in the event it terminated each such plan do not exceed the fair market value of the assets of each such plan. The liabilities of each Employee Benefit Plan that has been terminated or otherwise wound up, have been fully discharged in full compliance with applicable Law and no additional liability to the Company remains.

         (f) There has been no "reportable event" as that term is defined in
Section 4043 of ERISA and the regulations thereunder with respect to any of the Employee Benefit Plans or Pension Plans subject to Title IV of ERISA which would require the giving of notice, or any event requiring notice to be provided under Section 4041(c)(3)(C) or 4063(a) of ERISA.

         (g) There has been no violation of ERISA with respect to the filing of applicable returns, reports, documents and notices regarding any of the Employee Benefit Plans or Pension Plans with the Secretary of Labor or the Secretary of the Treasury or the furnishing of such notices or documents to the participants or beneficiaries of the Employee Benefit Plans or Pension Plans.

         (h) True, correct and complete copies of the following documents, with respect to each of the Employee Benefit Plans and Pension Plans (as applicable), have been delivered to the Purchaser (i) any plans and related trust documents, and all amendments thereto, (ii) the most recent Forms 5500 for the past three years and schedules thereto, (iii) the most recent financial statements and actuarial valuations for the past three years, (iv) the most recent IRS determination letter, (v) the most recent summary plan descriptions (including letters or other documents updating such descriptions) and (vi) written descriptions of all non-written agreements relating to the Employee Benefit Plans and Pension Plans.

         (i) There are no pending Legal Proceedings which have been asserted or instituted against any of the Employee Benefit Plans or Pension Plans, the assets of any such plans or the Company, or the plan administrator or any fiduciary of the Employee Benefit Plans or Pension Plans with respect to the operation of such plans (other than routine, uncontested benefit claims), and, to the knowledge of the Shareholders, there are no facts or circumstances which could form the basis for any such Legal Proceeding.

         (j) Each of the Employee Benefit Plans and Pension Plans has been maintained, in all material respects, in accordance with its terms and all provisions of applicable Law. All amendments and actions required to bring each of the Employee Benefit Plans and Pension Plans into conformity in all material respects with all of the applicable provisions of ERISA and other applicable Laws have been made or taken except to the extent that such amendments or actions are not required by Law to be made or taken until a date after the Closing Date and are disclosed on SCHEDULE 4.16(j).

         (k) The Company and any ERISA Affiliate which maintains a "benefits plan" within the meaning of Section 5000(b)(1) of ERISA, have complied with the notice and continuation requirements of Section 4980B of the Code or Part 6 of Title I of ERISA and the applicable regulations thereunder.

         (l) None of the Sellers, any ERISA Affiliate or any organization to which any is a successor or parent corporation, has divested any business or entity maintaining or sponsoring a defined benefit pension plan having unfunded benefit liabilities (within the meaning of Section 4001(a)(18) of ERISA) or transferred any such plan to any person other than the Sellers or any ERISA Affiliate during the five-year period ending on the Closing Date.

         (m) Neither the Company nor "party in interest" or "disqualified person" with respect to the Employee Benefit Plans or Pension Plans has engaged in a "prohibited transaction" within the meaning of Section 4975 of the Code or Section 406 of ERISA.

         (n) None of the Company or any ERISA Affiliate has terminated any Employee Benefit Plan or Pension Plan subject to Title IV of ERISA, or incurred any outstanding liability under Section 4062 of ERISA to the PBGC or to a trustee appointed under Section 4042 of ERISA.

         (o) Except as set forth on SCHEDULE 4.16(o), neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment becoming due to any employee of the Company; (ii) increase any benefits otherwise payable under any Employee Benefit Plan or Pension Plan; or (iii) result in the acceleration of the time of payment or vesting of any such benefits under any Employee Benefit Plan or Pension Plan.

         (p) No stock or other security issued by the Company or any ERISA Affiliate forms or has formed a material part of the assets of any Employee Benefit Plan or Pension Plan.

         4.17 LABOR; PERSONNEL.

         (a) SCHEDULE 4.17(A) sets forth a complete list of all officers, directors, employees and consultants (by type or classification) of or to, as the case may be, the Company and their respective current rates of compensation, including (i) the portions thereof attributable to bonuses,
(ii) any other salary, bonus, stock option, equity participation, severance or other compensation arrangement made with or promised to any of them, and
(iii) copies of all employment agreements with non-union officers, directors, employees (other than employees at will) and consultants.

         (b) Except as set forth on SCHEDULE 4.17(b), the Company is not party to any labor or collective bargaining agreement and there are no labor or collective bargaining agreements which pertain to employees of the Company. The Shareholders have delivered or otherwise made available to the Purchaser true, correct and complete copies of the labor or collective bargaining agreements listed on SCHEDULE 4.17(b), together with all amendments, modifications or supplements thereto.

         (c) Except as set forth on SCHEDULE 4.17(c), no employees of the Company are represented by any labor organization. No labor organization or group of employees of the Company has made a pending demand for recognition, and there are no representation proceedings or petitions seeking a representation proceeding presently pending or, to the knowledge of the Shareholders, threatened to be brought or filed, with the National Labor Relations Board or other labor relations tribunal. There is no organizing activity involving the Company pending or, to the knowledge of any Seller, threatened by any labor organization or group of employees of the Company.

         (d) There are no (i) strikes, work stoppages, slowdowns, lockouts or arbitrations or (ii) material grievances or other labor disputes pending or, to the knowledge of any Shareholder, threatened against or involving the Company. There are no unfair labor practice charges, grievances or complaints pending or, to the knowledge of any Shareholder, threatened by or on behalf of any employee or group of employees of the Company.

         4.18 LITIGATION. Except as set forth in SCHEDULE 4.18, there is no suit, action, proceeding, investigation, claim or order pending or, to the knowledge of either Shareholder or the Company, overtly threatened against the Company (or to the knowledge of either Shareholder or the Company, pending or threatened, against any of the officers, directors or key employees of the Company with respect to their business activities on behalf of the Company), or to which the Sellers or the Company is otherwise a party before any court, or before any governmental department, commission, board, agency, or instrumentality; nor to the knowledge of either Shareholder or the Company is there any reasonable basis for any such action, proceeding, or investigation. The Company is not subject to any judgment, order or decree of any court or governmental agency and the Company is not engaged in any legal action to recover monies due it or for damages sustained by it.

         4.19 COMPLIANCE WITH LAWS; PERMITS.

         (a) The Company is in compliance with all Laws applicable to the Company or to the conduct of the business or operations of the Company or the use of its properties (including any leased properties) and assets, except for such non-compliances as could not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect. Except as set forth on
SCHEDULE 4.19(a) hereto, to the knowledge of either Shareholder, there has been no assertion by any party, and the Company has not received any notice, of any violation of any Laws.

         (b) SCHEDULE 4.19(b) sets forth a full and complete list of all Permits (including, without limitation, those issued pursuant to applicable Environmental Laws) owned by, issued to, or otherwise benefiting the Company, and which are material to the operation of the business of the Company and the ownership or use of the Company Properties. Such Permits constitute all Permits necessary or useful in the operation of the businesses of the Company as currently conducted except where the failure to possess such Permits would not have a Material Adverse Effect. All of such Permits are valid and in full force and effect and there are no proceedings pending, or to the knowledge of any Seller, threatened which may result in the revocation, cancellation, suspension or adverse modification of any such Permit. Except as set forth on
SECTION 4.19(b), no default or violation, or event that with the lapse of time or giving of notice or both would become a default or violation, has occurred in the due observance of any such Permit, except for such defaults or violations which, individually or in the aggregate, could not be reasonably expected to have a Material Adverse Effect.

         4.20 ENVIRONMENTAL MATTERS. SCHEDULE 4.20 sets forth the addresses of all of the Company's currently owned and leased sites and such previously owned and leased sites within the last twenty (20) years (the "PREVIOUS SITES") with a brief description of the use of each such site. Except as set forth on SCHEDULE 4.20:

         (a) the operations of the Company are in compliance with all applicable Environmental Laws and all Permits issued pursuant to Environmental Laws or otherwise;

         (b) the Company has obtained all Permits required under all applicable Environmental Laws necessary to operate its business;

         (c) the Company is not the subject of any outstanding written order or Contract with any Governmental Body or Person respecting (i) Environmental Laws, (ii) Remedial Action or (iii) any Release or threatened Release of a Hazardous Material;

         (d) the Company has not received any written communication alleging either or both that the Company may be in violation of any Environmental Law, or any Permit issued pursuant to Environmental Law, or may have any liability under any Environmental Law; (e) the Company does not have any current contingent liability, and has not taken any action which could give rise to any liability (including, without limitation, any indemnification liability with respect to any Real Property Lease), in connection with any Release of any Hazardous Materials into the indoor or outdoor environment (whether on-site or off-site) on any currently operated or leased property or any Previous Site, and to the Shareholders' knowledge, the Company does not have any such liability with respect to any other previously owned, operated or leased property of the Company;

         (f) to the Shareholders' knowledge, there are no investigations of the business, operations, or currently or previously owned, operated or leased property of the Company pending or threatened which could lead to the imposition of any liability pursuant to Environmental Law;

         (g) there is not located at any of the currently operated or leased properties of the Company or any Previous Site, or to the Shareholders' knowledge, on any other previously owned, operated or leased property of the Company any (i) underground storage tanks, (ii) asbestos-containing material or (iii) equipment containing polychlorinated biphenyls; and

         (h) the Sellers have provided to the Purchaser all environmentally related audits, studies, reports, analyses, and results of investigations in their possession or which can be acquired with reasonable effort that have been performed with respect to the currently owned, leased or operated properties of the Company and all Previous Sites.

         4.21 INSURANCE. SCHEDULE 4.21 sets forth a complete and accurate list of all policies of insurance of any kind or nature covering the Company or any of its employees, properties or assets, including, without limitation, policies of life, disability, fire, theft, workers compensation, employee fidelity and other casualty and liability insurance. All such policies are in full force and effect, and, to the Shareholders' knowledge, the Company is not in default of any provision thereof.

         4.22 INVENTORIES; RECEIVABLES; PAYABLES.

         (a) The inventories of the Company are in good and marketable condition, and are saleable in the ordinary course of business.

         (b) All accounts receivable of the Company have arisen from bona fide transactions in the ordinary course of business consistent with past practice.

         (c) All accounts payable of the Company reflected in the Balance Sheet or arising after the date thereof are the result of bona fide transactions in the ordinary course of business and have been paid, are subject to a good faith dispute and set forth on SCHEDULE 4.22(c) or are not yet due and payable.

         4.23 RELATED PARTY TRANSACTIONS. Except as set forth on SCHEDULE 4.23, none of the Sellers nor any of their respective Affiliates has borrowed any moneys from or has outstanding any indebtedness or other similar obligations to the Company. Except as set forth in SCHEDULE 4.23, none of the Sellers, the Company, any Affiliate of the Company or the Sellers nor any officer or employee of any of them (a) owns any direct or indirect interest of any kind in, or controls or is a director, officer, employee or partner of, or consultant to, or lender to or borrower from or has the right to participate in the profits of, any Person which is (i) a competitor, supplier, customer, landlord, tenant, creditor or debtor of the Company, (ii) engaged in a business related to the business of the Company, or (iii) a participant in any transaction to which the Company is a party or (b) is a party to any Contract with the Company.

         4.24 CONTRACTS WITH VENDORS; CUSTOMERS AND SUPPLIERS.

         (a) To the best of the Company's and the Shareholders' knowledge,
(i) all of the Company's Material Contracts with vendors are terminable at-will and (ii) neither the Company nor the Shareholders' have reason to believe that such vendors will no longer supply the Company after the Closing Date.

         (b) SCHEDULE 4.24(b) sets forth a list of the fifty (50) largest customers and the twenty (20) largest suppliers of the Company, as measured by the dollar amount of purchases therefrom or thereby, during the fiscal year ended December 31, 1999 and for the nine months ended September 30, 2000, showing the approximate total sales by the Company to each such customer and the approximate total purchases by the Company from each such supplier, during such period. Since December 31, 1999, there has not been any Material Adverse Change in the business relationship of the Company with any customer or supplier listed on SCHEDULE 4.24(b).

         4.25 BANKS. SCHEDULE 4.25 contains a complete and correct list of the names and locations of all banks in which the Company has accounts or safe deposit boxes and the names of all persons authorized to draw thereon or to have access thereto. Except as set forth on SCHEDULE 4.25, no Person holds a power of attorney to act on behalf of the Company.

         4.26 NO MISREPRESENTATION. No representation or warranty of any Seller contained in this Agreement or in any schedule hereto or in any certificate or other instrument furnished by any Seller to the Purchaser pursuant to the terms hereof, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading.

         4.27 BROKERS; FINDERS. Except as set forth on SCHEDULE 4.27, no Person has acted, directly or indirectly, as a broker, finder or financial advisor for the Sellers or the Company in connection with the transactions contemplated by this Agreement and no Person is entitled to any fee or commission or like payment in respect thereof. The Sellers acknowledge that they are responsible for the payments of the fees and expenses of any Person listed on SCHEDULE 4.27 in connection with the transactions contemplated by this Agreement.

         4.28 ADVANTAGE MARKETING. The Company has no obligation or commitment of any kind whatsoever to continue to hold the shares of Advantage Marketing, Inc. ("ADVANTAGE") owned by the Company and, once the Company tenders such shares to Advantage or sells such shares to a third party in accordance with the provisions of SECTION 6.17, the Company shall have no further obligation or liability of any kind whatsoever with respect to Advantage.

         4.29 AFFILIATION WITH DELOITTE & TOUCHE LLP. Neither the Company nor any Seller currently uses the services of Deloitte & Touche LLP for substantial matters or has used such services within the past two years.

                                   ARTICLE V

                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

         The Purchaser hereby represents and warrants to the Sellers that:

         5.1 ORGANIZATION AND GOOD STANDING. The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Louisiana.

         5.2 AUTHORIZATION OF AGREEMENT. The Purchaser has full corporate power and authority to execute and deliver this Agreement, the Escrow Agreement and each other agreement, document, instrument or certificate contemplated by this Agreement or to be executed by the Purchaser in connection with the consummation of the transactions contemplated hereby and thereby (together with the Escrow Agreement, the "PURCHASER DOCUMENTS"), and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by the Purchaser of this Agreement and each other Purchaser Document have been duly authorized by all necessary corporate action on behalf of the Purchaser. This Agreement has been, and each other Purchaser Document will be at or prior to the Closing, duly executed and delivered by the Purchaser and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes, and each other Purchaser Document when so executed and delivered will constitute, legal, valid and binding obligations of the Purchaser, enforceable against the Purchaser in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors' rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

         5.3 CONFLICTS; CONSENTS OF THIRD PARTIES.

         (a) Except as set forth on SCHEDULE 5.3, neither of the execution and delivery by the Purchaser of this Agreement and of the Purchaser Documents, nor the compliance by the Purchaser with any of the provisions hereof or thereof will (i) conflict with, or result in the breach of, any provision of the articles of incorporation or bylaws of the Purchaser, (ii) conflict with, violate, result in the breach of, or constitute a default under any note, bond, mortgage, indenture, license, agreement or other obligation to which the Purchaser is a party or by which the Purchaser or its properties or assets are bound or (iii) violate any Law, Order or decree of any Governmental Body or authority by which the Purchaser is bound, except, in the case of clauses (ii) and (iii), for such violations, breaches or defaults as would not, individually or in the aggregate, have a material adverse effect on the Purchaser's ability to perform its obligations under this Agreement.

         (b) No consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, any Person or Governmental Body is required on the part of the Purchaser in connection with the execution and delivery of this Agreement or any other Purchaser Document or the compliance by Purchaser with any of the provisions hereof or thereof, except for compliance with the applicable requirements of the HSR Act.

         5.4 LITIGATION. There are no Legal Proceedings pending or, to the knowledge of the Purchaser, threatened that are reasonably likely to prohibit or restrain the ability of the Purchaser to enter into this Agreement or consummate the transactions contemplated hereby.

         5.5 INVESTMENT INTENTION. The Purchaser is acquiring the Shares for its own account, for investment purposes only and not with a view to the distribution (as such term is used in Section 2(11) of the Securities Act) thereof. Purchaser understands that the Shares have not been registered under the Securities Act and cannot be sold unless subsequently registered under the Securities Act or an exemption from such registration is available.

         5.6 BROKERS; FINDERS. No Person has acted, directly or indirectly, as a broker, finder or financial advisor for the Purchaser in connection with the transactions contemplated by this Agreement and no Person is entitled to any fee or commission or like payment in respect thereof.

         5.7 AFFILIATION WITH DELOITTE & TOUCHE LLP. Neither the Purchaser nor United Stationers Inc. or any of its subsidiaries currently uses the services of Deloitte & Touche LLP for substantial matters or has used such services within the past two years.

                                   ARTICLE VI

                                    COVENANTS

         6.1 ACCESS TO INFORMATION. The Company and the Sellers agree that, prior to the Closing Date, the Purchaser shall be entitled, through its officers, employees and representatives (including, without limitation, its legal and financial advisors, accountants and consultants) (collectively, the "REPRESENTATIVES"), to make such investigation of the properties (including, without limitation, the taking of physical inventory), businesses and operations of the Company and such examination of the books, records and financial condition of the Company as it reasonably requests and to make extracts and copies of such books and records. Any such investigation and examination shall be conducted during regular business hours and under reasonable circumstances, and the Sellers shall cooperate, and shall cause the Company to cooperate, fully therein. No investigation by the Purchaser prior to or after the date of this Agreement shall diminish or obviate any of the representations, warranties, covenants or agreements of the Sellers contained in this Agreement or the Seller Documents. In order that the Purchaser may have full opportunity to make such physical, business, accounting and legal review, examination or investigation as it may reasonably request of the affairs of the Company, the Sellers shall cause the officers, employees, consultants, agents, accountants, attorneys and other representatives of the Company to cooperate fully with such Representatives in connection with such review and examination. Without limiting the generality of the foregoing, as reasonably requested by the Purchaser, the Sellers and the Company will coordinate or will cause to be coordinated meetings (whether in person or by telephone) between representatives of customers of or suppliers to the Company and Representatives of the Purchaser. Any information furnished or to be furnished by the Sellers, the Company, or their respective representatives to the Purchaser or its Representatives shall be subject to that certain Confidentiality Agreement, dated March 7, 2000 (the "CONFIDENTIALITY AGREEMENT") by and between the Company and United Stationers Supply Co.

         6.2 CONDUCT OF THE BUSINESS PENDING THE CLOSING.

         (a) Except as otherwise expressly contemplated by this Agreement or with the prior written consent of the Purchaser, the Sellers shall, and shall cause the Company to:

         (i) conduct the business of the Company only in the ordinary course consistent with past practice;

         (ii) use its commercially reasonable efforts to (A) preserve its present business operations, organization (including, without limitation, management and the sales force) and goodwill of the Company and (B) preserve its present relationship with Persons having business dealings (including, without limitation, customers and suppliers) with the Company;

         (iii) maintain (A) all of the assets and properties of the Company in their current condition, ordinary wear and tear excepted, and (B) insurance upon all of the properties and assets of the Company in such amounts and of such kinds comparable to that in effect on the date of this Agreement;

         (iv) (A) maintain the books, accounts and records of the Company in the ordinary course of business consistent with past practice, (B) continue to collect accounts receivable and pay accounts payable utilizing normal procedures and without discounting or accelerating payment of such accounts, and (C) comply with all contractual and other obligations applicable to the operation of the Company; and

         (v) comply in all material respects with applicable Laws, including, without limitation, Environmental Laws.

         (b) Except as otherwise expressly contemplated by this Agreement or with the prior written consent of the Purchaser, the Sellers shall not, and shall cause the Company not to:

         (i) take any action out of the ordinary course of business or inconsistent with past practices to generate cash or increase the Adjusted Tangible Net Book Value;

         (ii) declare, set aside, make or pay any dividend or other distribution in respect of the capital stock of the Company or repurchase, redeem or otherwise acquire any outstanding shares of the capital stock or other securities of, or other ownership interests in, the Company;

         (iii) transfer, issue, sell or dispose of any shares of capital stock or other securities of the Company or grant options, warrants, calls or other rights to purchase or otherwise acquire shares of the capital stock or other securities of the Company;

         (iv) effect any recapitalization, reclassification, stock split or like change in the capitalization of the Company;

         (v) amend the articles of incorporation or bylaws of the Company;

         (vi) change or modify its credit, collection or payment policies, procedures or practices, including acceleration of collections of receivables (whether or not past due) or failure to pay or delay payment of payables or other liabilities;

         (vii) except as set forth on SCHEDULE 6.2(b)(vii), (A) materially increase the annual level of compensation of any employee of the Company,
     (B) increase the annual level of compensation payable or to become payable by the Company to any of its executive officers, (C) grant any unusual or extraordinary bonus, benefit or other direct or indirect compensation to any employee, director or consultant, other than in the ordinary course of business consistent with past practice and in such amounts as are fully reserved against in the Financial Statements, (D) increase the coverage or benefits available under any (or create any new) severance pay, termination pay, vacation pay, company awards, salary continuation for disability, sick leave, deferred compensation, bonus or other incentive compensation, insurance, pension or other Employee Benefit Plan or arrangement made to, for, or with any of the directors, officers, employees, agents or representatives of the Company or otherwise modify or amend or terminate any such plan or arrangement or (E) enter into any employment, deferred compensation, severance, consulting, non-competition or similar agreement (or amend any such agreement) to which the Company is a party or involving a director, officer or employee of the Company in his or her capacity as a director, officer or employee of the Company;

         (viii) reduce the volume of production or purchases of inventory, other than as a result of then current reasonable business demands in the ordinary course of business consistent with past practice;

         (ix) except for trade payables and for indebtedness for borrowed money incurred in the ordinary course of business and consistent with past practice, borrow monies for any reason or draw down on any line of credit or debt obligation, or become the guarantor, surety, endorser or otherwise liable for any debt, obligation or liability (contingent or otherwise) of any other Person;

         (x) subject to any Lien (except for Permitted Exceptions), any of the properties or assets (whether tangible or intangible) of the Company;

         (xi) acquire any material properties or assets or sell, assign, transfer, convey, lease or otherwise dispose of any of the material properties or assets (except for fair consideration in the ordinary course of business consistent with past practice) of the Company;

         (xii) cancel or compromise any debt or claim or waive or release any material right of the Company except in the ordinary course of business consistent with past practice;

         (xiii) enter into any commitment for capital expenditures of the Company in excess of $10,000 for any individual commitment and $50,000 for all commitments in the aggregate;

         (xiv) enter into, modify or terminate any labor or collective bargaining agreement of the Company or, through negotiation or otherwise, make any commitment or incur any liability to any labor organization with respect to the Company;

         (xv) introduce any material change with respect to the operation of the Company, including any material change in the types, nature, composition or quality of its products or services, experience any material change in any contribution of its product lines to its revenues or net income, or, other than in the ordinary course of business, make any change in product specifications or prices or terms of distributions of such products;

         (xvi) permit the Company to enter into any transaction or to make or enter into any Contract which by reason of its size or otherwise is not in the ordinary course of business consistent with past practice;

         (xvii) permit the Company to enter into or agree to enter into any merger or consolidation with, any corporation or other entity, and not engage in any new business or invest in, make a loan, advance or capital contribution to, or otherwise acquire the securities of any other Person;

         (xviii) except for transfers of cash pursuant to normal cash management practices, permit the Company to make any investments in or loans to, or pay any fees or expenses to, or enter into or modify any Contract with, any Seller or any Affiliate of any Seller; or

         (xix) agree to do anything prohibited by this SECTION 6.2 or anything which would make any of the representations and warranties of the Sellers in this Agreement or the Seller Documents untrue or incorrect in any material respect as of any time through and including the Closing Date.

         6.3 CONSENTS. The Sellers shall use their commercially reasonable efforts, and the Purchaser shall cooperate with the Sellers, to obtain at the earliest practicable date all consents and approvals required to consummate the transactions contemplated by this Agreement, including, without limitation, the consents and approvals referred to in SECTION 4.6(b) hereof.

         6.4 FILINGS WITH GOVERNMENTAL BODIES.

         (a) Each party hereto agrees to use its commercially reasonable efforts to comply and cause its Affiliates to comply in a full and timely manner with any request from a Governmental Body for additional information. The Purchaser and the Sellers shall keep each other apprised of the status of any communications with, and any inquiries or requests for additional information from, the Federal Trade Commission and the Department of Justice.

         (b) Notwithstanding anything to the contrary contained herein, nothing in this Agreement will require the Purchaser, whether pursuant to an order of the Federal Trade Commission or the United States Department of Justice or otherwise, to dispose of any assets, lines of business or equity interests in order to obtain the consent of the Federal Trade Commission or the United States Department of Justice to the transactions contemplated by this Agreement or to contest any suit brought or threatened by the Federal Trade Commission or the Department of Justice or to attempt to lift or rescind any injunction or restraining order obtained by the Federal Trade Commission or the Department of Justice or adversely affecting the ability of the parties hereto to consummate the transactions contemplated hereby.

         6.5 OTHER ACTIONS. Each of the Sellers and the Purchaser shall use their commercially reasonable efforts to (a) take all actions necessary or appropriate to consummate the transactions contemplated by this Agreement and
(b) cause the fulfillment at the earliest practicable date of all of the conditions to their respective obligations to consummate the transactions contemplated by this Agreement.

         6.6 NO SOLICITATION. The Sellers will not, and will not cause or permit the Company or any of the Company's representatives to, directly or indirectly,
(a) discuss, negotiate, undertake, authorize, recommend, propose or enter into, either as the proposed surviving, merged, acquiring or acquired corporation, any transaction involving a merger, consolidation, business combination, purchase or disposition of any amount of the assets or capital stock or other equity interest in the Company other than the transactions contemplated by this Agreement (an "ACQUISITION TRANSACTION"), (b) facilitate, encourage, solicit or initiate discussions, negotiations or submissions of proposals or offers in respect of an Acquisition Transaction, (c) furnish or cause to be furnished, to any Person, any information concerning the business, operations, properties or assets of the Company in connection with an Acquisition Transaction, or (d) otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other Person to do or seek any of the foregoing. The Sellers will inform the Purchaser in writing immediately following the receipt by any Seller, the Company or any representative of any proposal or inquiry in respect of any Acquisition Transaction and shall disclose the material terms of any such Acquisition Transaction to the Purchaser.

         6.7 PRESERVATION OF RECORDS. The Sellers and the Purchaser agree that each of them shall preserve and keep the records held by it relating to the business of the Company for a period of three years from the Closing Date and shall make such records and personnel available to the other as may be reasonably required by such party in connection with, among other things, any insurance claims by, Legal Proceedings against or governmental investigations of the Sellers or the Purchaser or any of their Affiliates or in order to enable the Sellers or the Purchaser to comply with their respective obligations under this Agreement, the Escrow Agreement and each other agreement, document or instrument contemplated hereby or thereby. In the event the Sellers or the Purchaser wish to destroy such records after that time, such party shall first give ninety (90) days prior written notice to the other and such other party shall have the right at its option and expense, upon prior written notice given to such party within that ninety
(90) day period, to take possession of the records within one hundred and eighty (180) days after the date of such notice.

         6.8 PUBLICITY. None of the Sellers nor the Purchaser shall issue any press release or public announcement concerning this Agreement or the transactions contemplated hereby without obtaining the prior written approval of the other party hereto, which approval will not be unreasonably withheld or delayed, unless, in the reasonable judgment of the Purchaser, disclosure is otherwise required by applicable Law or, in the reasonable judgment of the Purchaser, by the applicable rules of any stock exchange or interdealer quotation system on which the Purchaser or its parent company lists securities, PROVIDED that, to the extent required by applicable Law, the party intending to make such release shall use its commercially reasonable efforts consistent with such applicable Law to consult with the other party with respect to the text thereof.

         6.9 REPAYMENT OF LOANS. On or prior to the Closing Date, all loans or other advances to the Sellers or any of their Affiliates listed on
SCHEDULE 4.23 (the "AFFILIATE LOANS"), including any accrued and unpaid interest thereon, shall be repaid in full in cash to the Company.

         6.10 PRE-PAYMENT OF DEBT AND OTHER OBLIGATIONS. On or prior to the Closing Date, (a) the Company shall pay to Thomas Vettel, all of its remaining obligations to make salary and expense reimbursement payments to Mr. Vettel and (b) the Shareholders shall cause the Company to apply its available cash toward the reduction of Debt. The Shareholders shall cause the Debt Notice to be delivered to Purchaser on or prior to the third Business Day prior to the Closing Date. At the Closing, any Debt certified to be outstanding immediately prior to the Closing in the Debt Notice will be prepaid and extinguished at the Closing by the Purchaser and the aggregate consideration shall be reduced by such amount of Debt as provided in SECTION 2.1.

         6.11 SEVERANCE PAYMENTS. Prior to the Closing Date, the Shareholders shall cause the Company to terminate the employment of Dennis M. Perna and shall pay any and all salary, benefit, severance or other obligations owed to Mr. Perna prior to the Closing Date.

         6.12 RELEASE OF LIENS. At or prior to the Closing, the Shareholders shall cause the Company to cause (or assist the Purchaser in causing) (a) all Liens on the assets and properties of the Company in favor of any Debt Holder to be released and (b) the Company to be released from any and all guarantees under the Debt. In addition, the Shareholders shall cause the Company to cause the Liens set forth on SCHEDULE 4.12 and SCHEDULE 4.13 hereto to be released as of or prior to the Closing and provide the Purchaser with written evidence thereof in form and substance reasonably satisfactory to the Purchaser and its counsel. The Shareholders shall cause the Company to file, or cause to be filed, Form UCC-3 termination statements and obtain, or cause to be obtained, any other releases, consents, waivers or similar documents necessary to effect the release of Liens or guarantees contemplated by this
SECTION 6.12.

         6.13 USE OF NAME. The Sellers hereby agree that upon the consummation of the transactions contemplated hereby, the Purchaser and the Company shall have the right to the use of the name "The Peerless Paper Mills" and the Sellers shall not, and shall not cause or permit any Affiliate to, use such name or any variation or simulation thereof in any business.

         6.14 ENVIRONMENTAL MATTERS.

         (a) Sellers shall permit Purchaser to conduct such investigations (including investigations known as "Phase I" and "Phase II" environmental audits) of the environmental conditions of the Company's properties and facilities as Purchaser, in its sole discretion, shall deem necessary. Such investigations shall be conducted in a manner that minimizes the disruption of the operations of the Company.

         (b) Prior to the Closing Date, the Shareholders, at the Shareholders' or the Company's expense, shall promptly file all materials required under Environmental Laws (including, without limitation, foreign or state property transfer laws) and all requests required for the issuance, transfer or reissuance to Purchaser of Permits necessary to conduct the Company's business.

         6.15 LEASES.

         (a) The Shareholders have caused the Company to terminate that certain Lease Agreement, dated as of September 16, 1999, between Twincorp Master Distributors, Inc., as lessor, and the Company, as lessee, for the property located at 15255 23rd Avenue N., Plymouth, Minnesota. The Shareholders shall provide the Purchaser with written evidence of such termination at or prior to Closing. Purchaser shall have no liability whatsoever with respect to such lease. In addition, the Shareholders have caused the Company to enter into a new lease in Minneapolis in the form attached hereto as EXHIBIT E.

         (b) The Company shall have sold the facility located at 8715 Bollman Place, Savage, Maryland prior to Closing and the Company shall have leased such facility back on a temporary basis not to exceed 180 days after the Closing Date at a cost of not more than $4.00 per square foot. To the extent that such period exceeds 180 days or the lease cost exceeds such amount, the Sellers shall pay to the Purchaser the excess lease cost for the term of such lease as follows: (i) the Base Purchase Price payable by the Purchaser at Closing shall be reduced by one-sixth of such amount and (ii) one-sixth of such amount shall be paid by the Sellers to the Purchaser by wire transfer of immediately available funds on the first day of each of the next five months until such amount is paid in full provided that such lease has not been terminated by the Purchaser as of such date.

         (c) The Purchaser shall enter into a lease for the Company's Oaks, Pennsylvania facility with the BNB Family Limited Partnership in the form attached hereto as EXHIBIT F, which lease shall be dated the date hereof to be effective as of the Closing Date; PROVIDED, HOWEVER, that such lease shall be for a minimum term of ten years at a rate of $5.30 per square foot on a Triple Net Basis, subject to annual rent increases of 3%.

         6.16 PERSONAL PROPERTY. Sellers shall be permitted to remove their personal property, which includes various pictures and memorabilia, from the premises of the Company prior to or on the Closing Date.

         6.17 ADVANTAGE MARKETING ARRANGEMENT. The shareholders shall cause all shares of Advantage owned by the Company to be tendered to Advantage or sold to Advantage or a third party prior to the Closing Date and shall use its best efforts to obtain a full release of the Company's current and future obligations under such arrangement.

         6.18 TERMINATION OF CERTAIN PLANS. Prior to the Closing Date, the Company shall cause all of the Company's Supplemental Executive Retirement Plans ("SERP") (which SERPs are listed on SCHEDULE 6.18) to be terminated and shall obtain a full release of any and all remaining obligations of the Company thereunder.

         6.19 TERMINATION OF KEY-MAN LIFE INSURANCE. Prior to the Closing Date, the Company shall cause the key-man life insurance policies maintained for William J. Sheppard and Dennis M. Perna to be terminated, and the value of such policies shall not be reflected as an asset of the Company on the Closing Date Balance Sheet.

         6.20 TAX MATTERS. The Purchaser shall prepare or cause to be prepared and, after providing the Sellers' Representative with an opportunity to review and comment on such Tax Returns, timely file, or cause to be filed
(a) all Tax Returns of the Company which related to taxable periods ending on or before the Closing Date and which are required to be filed after the Closing Date, including the period from January 1, 2000, through and including the Closing Date, and (b) all Tax Returns of the Company which relate to taxable periods ending subsequent to the Closing Date, including the period from and after the Closing Date through December 31, 2001 (collectively, the "PURCHASER TAX RETURNS"). The Sellers' Representative shall provide the Purchaser and its Affiliates with such cooperation and information as they may reasonably request in filing any of the Purchaser Tax Returns.

         6.21 INVENTORY. Prior to the Closing Date, the Company shall permit and shall assist the Purchaser and its accountants in conducting a full physical count of the Company's inventory. Prior to the Closing Date, the Purchaser and the Shareholders shall agree in writing on the physical count of such inventory (including adjustments for obsolete or otherwise unusable inventory); PROVIDED, HOWEVER, that the aggregate dollar value of such inventory and adjustments thereto shall be determined after the Closing Date in connection with the Closing Date Balance Sheet in accordance with SECTION 2.3.

         6.22 ENVIRONMENTAL INSURANCE. In the event the Purchaser, in its sole discretion, decides to procure insurance against any Environmental losses which may arise with respect to the Company's previously owned facility on Montgomery Avenue in Oaks, Pennsylvania, the Purchaser, on the one hand, and the Sellers on the other hand, shall split the cost of any such insurance provided that in no event, shall the Sellers be obligated to pay more than $64,000 towards the cost of any such insurance. In the event that the Purchaser procures such insurance prior to the Closing Date, the Sellers' portion of the cost of such insurance (which amount shall not exceed $64,000) shall be deducted from the Base Purchase Price payable to the Sellers by the Purchaser at Closing.

                                  ARTICLE VII

                              CONDITIONS TO CLOSING

         7.1 CONDITIONS PRECEDENT TO OBLIGATIONS OF PURCHASER. The obligation of the Purchaser to consummate the transactions contemplated by this Agreement is subject to the fulfillment, on or prior to the Closing Date, of each of the following conditions (any or all of which may be waived by the Purchaser in whole or in part to the extent permitted by applicable Law):

         (a) each of the representations and warranties of the Shareholders and the Sellers contained herein shall be true and correct on and as of the Closing Date with the same force and effect as though the same had been made on and as of the Closing Date; it being understood that, to the extent any such representation or warranty was made as of a specified date the same shall continue on the Closing Date to be true and correct as of the specified date; and that all representations and warranties of the Shareholders and the Sellers contained herein qualified as to materiality shall be true and correct, and the representations and warranties of the Sellers contained herein not qualified as to materiality shall be true and correct in all material respects, at and as of the Closing Date with the same effect as though those representations and warranties had been made again at and as of that time;

         (b) the Shareholders and the Sellers shall have performed and complied, or caused to have been performed or complied, in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by them on or prior to the Closing Date; PROVIDED, that the covenants contained in SECTION 6.9, 6.10, 6.11, 6.12, 6.15, 6.17, 6.18, 6.19, 6.21 and
6.22 shall have been performed and complied with in all respects;

         (c) the Purchaser shall have been furnished with a certificate (dated the Closing Date and in form and substance reasonably satisfactory to the Purchaser) executed by each Seller certifying as to the fulfillment of the conditions specified in SECTIONS 7.1(a) and 7.1(b);

         (d) there shall not have been or occurred any Material Adverse Change since December 31, 1999;

         (e) the Sellers shall have or caused to have been obtained all consents and waivers referred to in SECTION 4.6 hereof, in a form reasonably satisfactory to the Purchaser, with respect to the transactions contemplated by this Agreement and the Seller Documents;

         (f) no Legal Proceedings shall have been instituted or threatened or claim or demand made against the Sellers, the Company, or the Purchaser seeking to restrain or prohibit or to obtain substantial damages with respect to the consummation of the transactions contemplated hereby, and there shall not be in effect any Order by a Governmental Body of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby;

         (g) each of the Sellers shall have provided the Purchaser with an affidavit of non-foreign status that complies with Section 1445 of the Code (a "FIRPTA AFFIDAVIT");

         (h) the Purchaser shall have received the written resignations of each director of the Company;

         (i) the Purchaser's investigation of environmental conditions at the properties and facilities of Sellers shall not have revealed any circumstances which could reasonably result in (i) the criminal prosecution of Sellers or any employee of Sellers under Environmental Laws, (ii) any suspension or closure of operations at the Sellers' properties or facilities or (iii) any liabilities arising under Environmental Laws;

         (j) the Shareholders and the Sellers shall have executed and delivered, or caused to have been executed and delivered, to the Purchaser at the Closing all of the documents required to be delivered by them or the Company pursuant to SECTION 8.1;

         (k) each of the agreements set forth on SCHEDULE 4.3(b) and SCHEDULE 4.23, and any agreement, written or oral, between any of the Sellers or their respective Affiliates and the Company, shall be terminated in all respects as of or prior to the Closing, and written evidence of each such termination shall be provided to the Purchaser;

         (l) Sellers shall have satisfied all property transfer requirements arising under Environmental Laws;

         (m) the Company shall have tendered or sold its shares of Advantage;

         (n) the board of directors of United Stationers Inc. and the Company shall have approved the transactions contemplated hereby; and

         (o) Nancy E. Perna shall have transferred all of her right, title and interest in and to 554 Shares held individually by her and 789 Shares held jointly by her and Dennis M. Perna to Dennis M. Perna in a form reasonably satisfactory by the Purchaser.

         7.2 CONDITIONS PRECEDENT TO OBLIGATIONS OF THE SELLERS. The obligations of the Sellers to consummate the transactions contemplated by this Agreement are subject to the fulfillment, prior to or on the Closing Date, of each of the following conditions (any or all of which may be waived by the Sellers in whole or in part to the extent permitted by applicable Law):

         (a) each of the representations and warranties of the Purchaser contained herein shall be true and correct on and as of the Closing Date with the same force and effect as though the same had been made on and as of the Closing Date; it being understood that, to the extent any such representation or warranty was made as of a specified date, the same shall continue on the Closing Date to be true and correct as of the specified date; and that all representations and warranties of the Purchaser contained herein qualified as to materiality shall be true and correct, and all representations and warranties of the Purchaser contained herein not qualified as to materiality shall be true and correct in all material respects, at and as of the Closing Date with the same effect as though those representations and warranties had been made again at and as of that date;

         (b) the Purchaser shall have performed and complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by Purchaser on or prior to the Closing Date;

         (c) the Sellers shall have been furnished with certificates (dated the Closing Date and in form and substance reasonably satisfactory to the Sellers) executed by the President of the Purchaser certifying as to the fulfillment of the conditions specified in SECTIONS 7.2(a) and 7.2(b);

         (d) the Purchaser shall have executed and delivered to the Sellers at the Closing all of the documents required to be delivered by it pursuant to SECTION 8.2;

         (e) no Legal Proceedings shall have been instituted or threatened or claim or demand made against the Sellers, the Company, or the Purchaser seeking to restrain or prohibit or obtain substantial damages with respect to the consummation of the transactions contemplated hereby, and there shall not be in effect any Order by a

Governmental Body of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby; and

         (f) the Company shall have been released as a guarantor under that certain Surety Agreement dated as of October 26, 2000 between BNB Family Limited Partnership and PNC Bank; PROVIDED, HOWEVER, that this SECTION 7.2(f) shall not be a condition to the Sellers obligation to consummate the transactions contemplated by this Agreement in the event that the Purchaser or its Affiliates secures alternative financing arrangements, credit support or such other alternative as is reasonably satisfactory to PNC Bank and/or BNB Family Limited Partnership without additional cost to BNB Family Limited Partnership.

                                  ARTICLE VIII

                            DOCUMENTS TO BE DELIVERED

         8.1 DOCUMENTS TO BE DELIVERED BY THE SELLERS. At the Closing, the Sellers shall deliver, or cause to be delivered, to the Purchaser the following:

         (a) stock certificates representing the Shares, duly endorsed in blank or accompanied by stock transfer powers;

         (b) the certificate referred to in SECTION 7.1(c);

         (c) the opinion of Wisler, Pearlstine, Talone, Craig, Garrity & Potash, LLP, counsel to the Sellers, in form and substance reasonably satisfactory to the Purchaser and its counsel;

         (d) copies of all consents and waivers referred to in SECTION 7.1(e) hereof;

         (e) written evidence of the repayment to the Company in immediately available funds of all Affiliate Loans;

         (f) written evidence of the payment to Dennis Perna required by
SECTION 6.11 and termination of his employment;

         (g) releases of Liens in accordance with SECTION 6.12;

         (h) evidence of termination of the lease specified in SECTION 6.15(a) and the new lease specified in such section;

         (i) written evidence of termination and release of liability with respect to all of the Company's SERPs as set forth on SCHEDULE 6.18;

         (j) written evidence of termination of the Advantage Marketing Arrangement in accordance with SECTION 6.17;

         (k) written resignations of each of the directors of the Company;

         (l) duly executed FIRPTA Affidavits for each Seller;

         (m) certificate of good standing with respect to the Company issued by the Secretary of the Commonwealth of Pennsylvania and for each state in which the Company is qualified to do business as a foreign corporation dated as close as possible to the Closing Date and brought down to the Closing Date by telegram;

         (n) the existing minute books and stock transfer books and records of the Company;

         (o) a receipt executed by each Seller for the portion of the Base Purchase Price (less the Escrow Amount) paid or delivered, as the case may be, to such Seller at the Closing;

         (p) a copy of the Articles of Incorporation of the Company, certified by the Secretary of the Commonwealth of Pennsylvania;

         (q) a copy of the Bylaws of the Company, certified by the Company's secretary as being a true, correct and complete copy thereof as of the Closing Date;

         (r) duly executed stock powers or such other documents as the Purchaser shall reasonably require to evidence the transfer of Shares required by SECTION 7.1(o); and

         (s) such other documents as the Purchaser shall reasonably request.

         8.2 DOCUMENTS TO BE DELIVERED BY THE PURCHASER. At the Closing, the Purchaser shall deliver to the Sellers the following:

         (a) the Base Purchase Price referred to in SECTION 2.2(a) (less the Escrow Amount);

         (b) the certificate referred to in SECTION 7.2(c) hereof;

         (c) evidence that the Purchaser has deposited the Escrow Amount pursuant to the Escrow Agreement;

         (d) a receipt executed by the Purchaser for documents delivered by the Sellers and the Company to the Purchaser; and

         (e) such other documents as the Sellers shall reasonably request.

                                   ARTICLE IX

                                 INDEMNIFICATION

         9.1 SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS.

         (a) Except as to (i) the representations and warranties contained in
SECTION 4.11, which shall survive the Closing until the expiration of the last day on which any Tax may be validly assessed by the IRS or any other Governmental Body against the Company, and (ii) the representations and warranties contained in SECTIONS 4.3, 4.7 and 4.20, which shall survive the Closing indefinitely, the representations and warranties of the Sellers (or the Shareholders as applicable) contained in this Agreement shall survive the Closing until the expiration of three years from the Closing Date. Any claim for indemnification with respect to any of such matters which is not asserted by notice given as herein provided relating thereto within such specified period of survival may not be pursued and is hereby irrevocably waived after such time. Any claim for an Indemnifiable Loss (as defined in SECTION 9.2) asserted within such period of survival as herein provided will be timely made for purposes hereof.

         (b) Unless a specified period is set forth in this Agreement (which event such specified period will control), the covenants in this Agreement will survive the Closing and remain in effect indefinitely.

         9.2 LIMITATIONS ON LIABILITY.

         (a) For purposes of this Agreement, (i) "INDEMNITY PAYMENT" means any amount of Indemnifiable Losses required to be paid pursuant to this Agreement, (ii) "INDEMNITEE" means any Person entitled to indemnification under this Agreement, (iii) "INDEMNIFYING PARTY" means any Person required to provide indemnification under this Agreement, (iv) "INDEMNIFIABLE LOSSES" means any and all damages, losses, liabilities, obligations, costs and expenses, and any and all claims, demands or suits (by any Person, including without limitation any Governmental Body) for which indemnification is provided hereunder, including without limitation the costs and expenses of any and all actions, suits, proceedings, demands, assessments, judgments, settlements and compromises relating thereto and including reasonable attorneys' fees and expenses in connection therewith, and (v) "THIRD PARTY Claim" means any claim, action or proceeding made or brought by any Person who or which is not a party to this Agreement or an Affiliate of a party to this Agreement.

         (b) Notwithstanding any other provision hereof or of any applicable Law, no Indemnitee will be entitled to make a claim against an Indemnifying Party in respect of any breach of a representation or warranty under SECTIONS 9.3(a)(i) or 9.3(b)(i) unless and until the aggregate amount of Indemnifiable Losses in respect of breaches of representations and warranties incurred by the Indemnitee exceeds $75,000 (the "BASKET"), in which event (subject to the following provisions), such Indemnitee may assert its right to indemnification hereunder to the full extent of its Indemnifiable Losses in respect thereof.

         (c) The Purchaser acknowledges and agrees that the maximum aggregate amount of Indemnity Payments which the Sellers shall be obligated to make under this Agreement (other than Indemnifiable Losses relating to, resulting from or arising out of fraud on the part of the Sellers or the Company) shall be $20.8 Million (the "CAP"). Each Seller acknowledges and agrees that the maximum aggregate amount of Indemnity Payments which the Purchaser shall be obligated to make under this Agreement (other than Indemnifiable Losses relating to, resulting from or arising out of fraud on the part of the Purchaser) shall be the Cap.

         (d) Claims made pursuant to SECTION 9.3(a)(i) with respect to the representations and warranties contained or made in SECTIONS 4.1, 4.2, 4.3, 4.7, 4.9, 4.11, 4.20 and 4.27, SECTION 9.3(a)(ii) or SECTION 9.4 will not be subject to the Basket or Cap.

         (e) Claims made pursuant to SECTION 9.3(b)(i) with respect to the representation and warranty contained or made in SECTION 5.6 or SECTION 9.3(b)(ii) will not be subject to the Basket or Cap.

         9.3 GENERAL INDEMNIFICATION.

         (a) Subject to SECTIONS 9.1 and 9.2, the Sellers or the Shareholders, as applicable, agree to indemnify, defend and hold harmless the Purchaser and its Affiliates and their respective directors, officers, partners, employees, agents and representatives from and against any and all Indemnifiable Losses to the extent relating to, resulting from or arising out of:

          (i) any breach of representation or warranty of the Sellers, or the Shareholders, as applicable, under the terms of this Agreement or any other Seller Document; and

          (ii) any breach or nonfulfillment of any agreement (other than representations and warranties) or covenant of the Sellers or the Shareholders, as applicable, under the terms of this Agreement or any other Seller Document.

         (b) Subject to SECTIONS 9.1 and 9.2, the Purchaser agrees to indemnify, defend and hold harmless the Sellers and their Affiliates and their respective directors, officers, partners, employees, agents or representatives from and against any and all Indemnifiable Losses to the extent relating to, resulting from or arising out of:

          (i) any breach of representation or warranty of the Purchaser under the terms of this Agreement or any other Purchaser Document; and

          (ii) any breach or nonfulfillment of any agreement (other than representations and warranties) or covenant of the Purchaser under the terms of this Agreement or any other Purchaser Document.

         (c) For purposes of indemnification under this SECTION 9.3, any breach of any representation or warranty by any Seller or by the Purchaser of any fact or set of facts in the representations and warranties contained in this Agreement shall be deemed to constitute a breach of such representation or warranty, notwithstanding any limitation or qualification as to materiality set forth in such representation, warranty or certificate on the scope, accuracy or completeness thereof, it being the intention of the parties that any Indemnitee shall, subject to the provisions of this ARTICLE IX, be indemnified and held harmless from and against any Indemnifiable Losses caused by or resulting from the failure of any such representation, warranty or certificate to be true, correct and complete in any respect, or the failure of any Seller or the Purchaser or any of their respective Affiliates to duly and punctually perform any covenant, agreement or undertaking contained in this Agreement.

         9.4 VENDOR REBATE RECEIVABLE INDEMNIFICATION. From and after the Closing, Sellers shall indemnify, pay, reimburse, defend and otherwise hold harmless the Purchaser from and against any Uncollectible Vendor Receivables. As used in this Agreement, "UNCOLLECTIBLE VENDOR RECEIVABLES" means the amount, if any, of gross vendor receivables reflected on the Closing Date Balance Sheet (the "VENDOR RECEIVABLES") that are not collected within 180 days after the Closing Date. The Purchaser hereby agrees to pursue the collection of the Vendor Receivables in the same manner and at the same level of diligence as the Purchaser shall pursue the collection of its other similar accounts receivable. Not later than 195 days after the Closing Date, the Purchaser shall give notice (the "RECEIVABLES NOTICE"), to the Sellers' Representative and the Escrow Agent setting forth the collection of Vendor Receivables through such 180th day and the amount, if any, of Uncollectible Vendor Receivables, together with a written description in reasonable detail of the calculation thereof. The Escrow Agent shall release funds from the Escrow Amount in the amount of any Uncollectible Vendor Receivables to the Purchaser within five days after receipt of the Receivables Notice. To the extent that any Uncollectible Vendor Receivables are subsequently received by the Purchaser and the Purchaser has already received funds from the Escrow Amount in lieu thereof pursuant to this SECTION 9.4, the Purchaser shall return the amount of such funds to the Escrow Agent for deposit into the Escrow Amount. To the extent that the Purchaser receives any payment from the Escrow Amount pursuant to this SECTION 9.4, it shall assign all of its rights, title and interest to the Uncollectible Vendor Receivables to the Sellers in proportion to their interests set forth on EXHIBIT C.

         9.5 DEFENSE OF CLAIMS.

         (a) If any Indemnitee receives notice of assertion or commencement of any Third Party Claim against such Indemnitee with respect to which an Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnitee will give such Indemnifying Party reasonably prompt written notice thereof, but in any event not later than thirty (30) calendar days after receipt of such notice of such Third Party Claim. Such notice will describe the Third Party Claim in reasonable detail, will include copies of all material written evidence thereof and will indicate the estimated amount, if reasonably practicable, of the Indemnifiable Loss that has been or may be sustained by the Indemnitee.
The Indemnifying Party will have the right to participate in, or, by giving written notice to the Indemnitee, to assume, the defense of any Third Party Claim at such Indemnifying Party's own expenses and by such Indemnifying
Party's own counsel (reasonably satisfactory to the Indemnitee), and the Indemnitee will cooperate in good faith in such defense.

         (b) If, within thirty (30) calendar days after giving notice of a Third Party Claim to an Indemnifying Party pursuant to SECTION 9.5(a), an Indemnitee receives written notice from the Indemnifying Party that the Indemnifying Party has elected to assume the defense of such Third Party Claim as provided in the last sentence of SECTION 9.5(a), the Indemnifying Party will not be liable for any legal expenses subsequently incurred by the Indemnitee in connection with the defense thereof; PROVIDED, HOWEVER, that if the Indemnifying Party fails to take reasonable steps necessary to defend diligently such Third Party Claim within ten calendar days after receiving written notice from the Indemnitee or if the Indemnifying Party has not undertaken fully to indemnify the Indemnitee in respect of all Indemnifiable Losses relating to the matter, the Indemnitee may assume its own defense, and the Indemnifying Party will be liable for all reasonable costs or expenses paid or incurred in connection therewith. The Indemnifying Party will not enter into any settlement of any Third Party Claim without the prior written consent of the Indemnitee, which consent shall not be unreasonably withheld. If a firm offer is made to settle a Third Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnitee for which the Indemnitee is not entitled to indemnification hereunder or any other Material Adverse Effect on the Company and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party will give written notice to the Indemnitee to that effect. If the Indemnitee fails to consent to such firm offer within ten calendar days after its receipt of such notice, the Indemnitee may continue to contest or defend such Third Party Claim and, in such event, the maximum liability of the Indemnifying Party as to such Third Party Claim will not exceed the amount of such settlement offer, plus costs and expenses paid or incurred by the Indemnitee through the end of such ten calendar day period.

         (c) A failure to give timely notice or to include any specified information in any notice as provided in SECTIONS 9.5(a) or 9.5(b) will not affect the rights or obligations of any party hereunder except and only to the extent that, as a result of such failure, any party which was entitled to receive such notice was deprived of its right to recover any payment under its applicable insurance coverage or was otherwise damaged as a result of such failure.

         (d) The Indemnifying Party will have a period of thirty (30) calendar days within which to respond in writing to any claim by an Indemnitee on account of an Indemnifiable Loss which does not result from a Third Party Claim (a "DIRECT CLAIM"). If the Indemnifying Party does not so respond within such 30 calendar day period, the

Indemnifying Party will be deemed to have rejected such claim, in which event the Indemnitee will be free to pursue such remedies as may be available to the Indemnitee on the terms and subject to the provisions of this ARTICLE IX.

         (e) If the amount of any Indemnifiable Loss, at any time subsequent to the making of an Indemnity Payment, is reduced by recovery, settlement or otherwise under or pursuant to any insurance coverage, or pursuant to any claim, recovery, settlement or payment by or against any other entity, the amount of such reduction, less any reasonable unreimbursed costs, expenses, premiums or taxes incurred in connection therewith (together with interest thereon from the date of payment thereof at the annualized rate of interest equal to the "prime" or "reference" rate of interest as publicly announced by Chase Manhattan Bank and in effect from time to time during the relevant period, calculated on the basis of the actual number of days elapsed over
365) will promptly be repaid by the Indemnitee to the Indemnifying Party.
Upon making any Indemnity Payment the Indemnifying Party will, to the extent of such Indemnity Payment, be subrogated to all rights of the Indemnitee against any third party that is not an Affiliate of the Indemnitee in respect of the Indemnifiable Loss to which the Indemnity Payment related; PROVIDED, HOWEVER, that (i) the Indemnifying Party shall then be in compliance with its obligations under this Agreement in respect of such Indemnifiable Loss and
(ii) until the Indemnitee recovers fully payment of its Indemnifiable Loss, any and all claims of the Indemnifying Party against any such third party on account of said Indemnity Payment will be subrogated and subordinated in right of payment to the Indemnitee's rights against such third party in respect of the Indemnifiable Loss. Without limiting the generality or effect of any other provision hereof, each such Indemnitee and Indemnifying Party will duly execute upon request all instruments reasonably necessary to evidence and perfect the above-described subrogation and subordination rights.

         (f) With respect to a Third Party Claim for which the Sellers are the Indemnifying Party, the Purchaser shall, and shall cause each Indemnitee to, make available to the Sellers and their representatives all books and records of the Purchaser and the Indemnitees relating to such Third Party Claim and shall render to the Sellers such assistance and access to records and the representatives of the Purchaser and the Indemnitees as the Sellers and their representatives may reasonably request, except that the Purchaser shall not be required to make available to the Sellers and their representatives any books, records, documents or other information that the Purchaser reasonably determines to be confidential or subject to attorney-client privilege unless and until the Sellers shall have entered into such agreements as the Purchaser reasonably deems to be necessary in light of all surrounding circumstances (including, without limitation, Sellers' need for information in connection with the investigation or defense of a Third Party Claim) to protect such confidentiality or privilege.

         9.6 ADJUSTMENT TO PURCHASE PRICE. The Purchaser and the Sellers agree that any Indemnity Payment hereunder shall be treated as an adjustment to the Purchase Price.

         9.7 RIGHT OF SET OFF. Any amount to which the Purchaser or its Affiliates is entitled to receive under this ARTICLE IX shall be initially disbursed from the Escrow Amount under the Escrow Agreement until the entire Escrow Amount has been disbursed. Such right of set off shall be separate and apart from any and all other rights and remedies that such Persons may have against the Sellers.

                                   ARTICLE X

                                  MISCELLANEOUS

         10.1 DEFINITIONS.

         For purposes of this Agreement, the following terms shall have the meanings specified in this SECTION 10.1:

         "ACQUISITION TRANSACTION" shall have the meaning ascribed to such term in SECTION 6.6.

         "ADJUSTED TANGIBLE NET BOOK VALUE" shall have the meaning ascribed to such term in SECTION 2.3(b).

         "ADVANTAGE" shall have the meaning set forth in SECTION 4.28.

         "AFFILIATE" means, with respect to any Person, any other Person controlling, controlled by or under common control with such Person.

         "AFFILIATE LOANS" shall have the meaning ascribed to such term in
SECTION 6.9.

         "AGREEMENT: shall have the meaning ascribed to such term in the preamble.

         "BALANCE SHEET" shall have the meaning ascribed to such term in
SECTION 4.8.

         "BALANCE SHEET DATE" shall have the meaning ascribed to such term in
SECTION 4.8.

         "BASE PURCHASE PRICE" shall have the meaning ascribed to such term in SECTION 2.1.

         "BASKET" shall have the meaning ascribed to such term in SECTION
9.1(b).

         "BUSINESS DAY" means any day of the year on which national banking institutions in New York are open to the public for conducting business and are not required or authorized to close.

         "CAP" shall have the meaning ascribed to such term in SECTION 9.2(C).

         "CLOSING" shall have the meaning ascribed to such term in SECTION
3.1.

         "CLOSING DATE" shall have the meaning ascribed to such term in
SECTION 3.1.

         "CLOSING DATE BALANCE SHEET" shall have the meaning ascribed to such term in SECTION 2.3(a).

         "CLOSING STATEMENT" shall have the meaning ascribed to such term in
SECTION 2.2.

         "CODE" shall mean the Internal Revenue Code of 1986, as amended.

         "COMMON STOCK" shall have the meaning ascribed to such term in
SECTION 4.3(a).

         "COMPANY" shall have the meaning ascribed to such term in the preamble.

         "COMPANY DOCUMENTS" shall have the meaning ascribed to such term in
SECTION 4.2(b).

         "COMPANY INTELLECTUAL PROPERTY" shall have the meaning ascribed to such term in SECTION 4.14(a).

         "COMPANY INTELLECTUAL PROPERTY LICENSES" shall have the meaning ascribed to such term in SECTION 4.14(e).

         "COMPANY PROPERTY" shall have the meaning ascribed to such term in
SECTION 4.12(a).

         "COMPANY SOFTWARE" shall have the meaning ascribed to such term in
SECTION 4.14(a).

         "COMPANY'S ACCOUNTANTS" shall have the meaning ascribed to such term in SECTION 2.3(a).

         "CONFIDENTIALITY AGREEMENT" shall have the meaning ascribed to such term in SECTION 6.1.

         "CONTRACT" means any Contract, agreement, indenture, note, bond, loan, instrument, lease, commitment or other arrangement or agreement.

         "DEBT" means any (i) amount or other obligation payable by the Company in respect to indebtedness for borrowed money or interest-bearing liabilities of the Company, including, without limitation, the aggregate principal amount of and accrued but unpaid interest on any outstanding borrowings under any document or instrument evidencing interest-bearing, short-term or long-term liabilities or indebtedness of the Company or any other indebtedness for borrowed money of the Company (including capitalized leases), including, without limitation, under any document or instrument set forth in SCHEDULE 10.1(a) hereto, (ii) indebtedness from the Company to the Sellers or any Affiliate of any of the Sellers, (iii) deferred compensation obligations of the Company, and (iv) accrued but unfunded post-retirement benefits of the Company.

         "DEBT HOLDER" means any holder of notes or other instruments or documents evidencing any Debt.

         "DEBT NOTICE" means a written certificate dated three (3) Business Days prior to the Closing Date executed on behalf of the Company by its Vice President with respect to the amount of the Debt to be outstanding immediately prior to the Closing, which certificate shall detail the amount of outstanding Debt, the respective amount that is owed to each Debt Holder (including any prepayment penalty associated therewith, to the extent applicable), and the respective account of each Debt Holder (including wire transfer instructions) into which the Debt owed to such Debt Holder can be paid at the Closing.

         "DIRECT CLAIM" shall have the meaning ascribed to such term in
SECTION 9.4(D).

         "EXCESS INVENTORY" shall have the meaning ascribed to such term in
SCHEDULE 2.3(a).

         "EMPLOYEE BENEFIT PLANS" shall have the meaning ascribed to such term in SECTION 4.16(a).

         "ENVIRONMENTAL LAW" means any foreign, federal, state or local statute, regulation, ordinance, or rule of common law as now or hereafter in effect in any way relating to the protection of human health and safety or the environment including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. Sections 9601 ET SEQ.), the Hazardous Materials Transportation Act (49 U.S.C. App. Sections 1801 et SEQ.), the Resource Conservation and Recovery Act (42 U.S.C. Sections 6901 ET SEQ.), the Clean Water Act (33 U.S.C. Sections 1251 ET SEQ.), the Clean Air Act (42 U.S.C. Sections 7401 ET SEQ.) the Toxic Substances Control Act (15 U.S.C. Sections 2601 et SEQ.), the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. Sections 136 ET SEQ.), and the Occupational Safety and Health Act (29 U.S.C. Sections 651 ET SEQ.), and the regulations promulgated pursuant thereto.

         "ERISA" shall have the meaning ascribed to such term in SECTION 4.16.

         "ERISA AFFILIATE" shall have the meaning ascribed to such term in
SECTION 4.16.

         "ESCROW AGENT" shall have the meaning ascribed to such term in
SECTION 2.4.

         "ESCROW AGREEMENT" shall have the meaning ascribed to such term in
SECTION 2.4.

         "ESCROW AMOUNT" shall have the meaning ascribed to such term in
SECTION 2.4.

         "ESTIMATED TANGIBLE NET BOOK VALUE" shall have the meaning ascribed to such term in SECTION 2.3(d).

         "FINANCIAL STATEMENTS" shall have the meaning ascribed to such term in SECTION 4.8.

         "FIRPTA AFFIDAVIT" shall have the meaning ascribed to such term in
SECTION 7.1(h).

         "GAAP" means generally accepted United States accounting principles as of the date hereof.

         "GOVERNMENTAL BODY" means any government or governmental or regulatory body thereof, or political subdivision thereof, whether federal, state, local or foreign, or any agency, instrumentality or authority thereof, or any court or arbitrator (public or private).

         "HAZARDOUS MATERIAL" means any substance, material or waste which is regulated by the United States, or any state or local governmental authority including, without limitation, petroleum and its by-products, asbestos, and any material or substance which is defined as a "hazardous waste," "hazardous substance," "hazardous material," "restricted hazardous waste," "industrial waste," "solid waste," "contaminant," "pollutant," "toxic waste" or "toxic substance" under any provision of Environmental Law.

         "HSR ACT" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

         "INDEMNITY PAYMENT" shall have the meaning ascribed to such term in
SECTION 9.2(a).

         "INDEMNIFIABLE LOSSES" shall have the meaning ascribed to such term in SECTION 9.2(a).

         "INDEMNITEE" shall have the meaning ascribed to such term in SECTION
9.2.

         "INDEMNIFYING PARTY" shall have the meaning ascribed to such term in
SECTION 9.2(a).

         "IRS" means the Internal Revenue Service.

         "LAW" means any federal, state, local or foreign law (including common law), statute, code, ordinance, rule, regulation or other requirement.

         "LEGAL PROCEEDING" means any judicial, administrative or arbitral actions, suits, proceedings (public or private), claims or governmental proceedings.

         "LIEN" means any lien, pledge, mortgage, deed of trust, security interest, claim, lease, charge, option, right of first refusal, easement, servitude, transfer restriction under any shareholder or similar agreement, encumbrance or any other restriction or limitation whatsoever.

         "MATERIAL ADVERSE CHANGE" means any material adverse change in the business, properties, results of operations, prospects, condition (financial or otherwise) of the Company.

         "MATERIAL ADVERSE EFFECT" means any effect which has resulted in, or could be reasonably expected to result in, a Material Adverse Change.

         "MATERIAL CONTRACTS" shall have the meaning ascribed to such terms in SECTION 4.15.

         "MULTIEMPLOYER PLANS" shall have the meaning ascribed to such term in SECTION 4.16(a).

         "MULTIPLE EMPLOYER PLANS" shall have the meaning ascribed to such term in SECTION 4.16(a).

         "ORDER" means any order, injunction, judgment, decree, ruling, writ, assessment or arbitration award.

         "OWNED PROPERTIES" shall have the meaning ascribed to such term in
SECTION 4.12.

         "PBGC" shall have the meaning ascribed to such term in SECTION
4.16(e).

         "PENSION PLANS" shall have the meaning ascribed to such term in
SECTION 4.16(a).

         "PERMITS" means any approvals, authorizations, consents, licenses, permits or certificates.

         "PERMITTED EXCEPTIONS" means (i) all defects, exceptions, restrictions, easements, rights of way and encumbrances disclosed in policies of title insurance which have been made available to Purchaser; (ii) statutory Liens for current taxes, assessments or other governmental charges not yet delinquent or the amount or validity of which is being contested in good faith by appropriate proceedings, provided an appropriate reserve is established therefor; (iii) mechanics', carriers', workers', repairers' and similar Liens arising or incurred in the ordinary course of business that are not material to the business, operations and financial condition of the property so encumbered or the Company; (iv) zoning, entitlement and other land use and environmental regulations by any Governmental Body, PROVIDED that such regulations have not been violated; and
(v) such other imperfections in title, charges, easements, restrictions and encumbrances which do not materially detract from the value of or materially interfere with the present use of any Company Property subject thereto or affected thereby.

         "PERSON" means any individual, corporation, partnership, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Body or other entity.

         "PERSONAL PROPERTY LEASE" shall have the meaning ascribed to such term in SECTION 4.13(a).

         "PURCHASE PRICE" shall have the meaning ascribed to such term in
SECTION 2.1.

         "PURCHASE PRICE CERTIFICATE" shall have the meaning ascribed to such term in SECTION 2.3(b).

         "PURCHASER" shall have the meaning ascribed to such term in the preamble.

         "PURCHASER DOCUMENTS" shall have the meaning ascribed to such term in SECTION 5.2.

         "PURCHASER TAX RETURNS" shall have the meaning ascribed to such term in SECTION 6.20.

         "PURCHASER'S ACCOUNTANTS" shall have the meaning ascribed to such term in SECTION 2.3(a).

         "QUALIFIED PLANS" shall have the meaning ascribed to such term in
SECTION 4.16(c).

         "REAL PROPERTY LEASE" shall have the meaning ascribed to such term in SECTION 4.12.

         "RECEIVABLES NOTICE" shall have the meaning ascribed to such term in
SECTION 9.4.

         "RELEASE" means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, or leaching into the indoor or outdoor environment, or into or out of any property;

         "REMEDIAL ACTION" means all actions to (x) clean up, remove, treat or in any other way address any Hazardous Material; (y) prevent the Release of any Hazardous Material so it does not endanger or threaten to endanger public health or welfare or the indoor or outdoor environment; or (z) perform pre-remedial studies and investigations or post-remedial monitoring and care.

         "REPRESENTATIVES" shall have the meaning ascribed to such term in
SECTION 6.1.

         "SECURITIES ACT" means the Securities Act of 1933, as amended.

         "SELLER DOCUMENTS" shall have the meaning ascribed to such term in
SECTION 4.2(a).

         "SELLER RELEASES" shall have the meaning ascribed to such term in
SECTION 6.14.

         "SELLERS" shall have the meaning ascribed to such term in the preamble.

         "SELLERS' REPRESENTATIVE" shall have the meaning ascribed to such term in SECTION 10.13.

         "SHARES" shall have the meaning ascribed to such term in the recitals.

         "SUBSIDIARY" means any Person of which a majority of the outstanding voting securities or other voting equity interests are owned, directly or indirectly, by the Company.

         "SUPPLEMENTAL CLOSING" shall have the meaning ascribed to such term in SECTION 2.3(c).

         "TAX" or "TAXES" means (i) all federal, state, local or foreign taxes, charges, fees, imposts, levies or other assessments, including, without limitation, all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, customs duties, fees, assessments and charges of any kind whatsoever, (ii) all interest, penalties, fines, additions to tax or additional amounts imposed by any taxing authority in connection with any item described in clause (i) and
(iii) any transferee liability in respect of any items described in clauses
(i) and/or (ii).

         "TAX RETURN" means all returns, declarations, reports, estimates, information returns and statements required to be filed in respect of any Taxes.

         "THIRD PARTY CLAIM" shall have the meaning ascribed to such terms in
SECTION 9.2(a).

         "TRIPLE NET BASIS" shall mean that all lease costs shall be borne by the lessee.

         "UNCOLLECTIBLE VENDOR RECEIVABLES" shall have the meaning ascribed to such term in SECTION 9.4.

         "VENDOR RECEIVABLES" shall have the meaning ascribed to such term in
SECTION 9.4.

         10.2 PAYMENT OF SALES, USE OR SIMILAR TAXES. All sales, use, transfer, intangible, recordation, documentary stamp or similar Taxes or charges, of any nature whatsoever, applicable to, or resulting from, the transactions contemplated by this Agreement shall be borne by the Sellers.

         10.3 EXPENSES. Except as otherwise provided in this Agreement, the Sellers and the Purchaser shall each bear their own expenses incurred in connection with the negotiation and execution of this Agreement and each other agreement, document and instrument contemplated by this Agreement and the consummation of the transactions contemplated hereby and thereby, it being understood that in no event shall the Company bear any of such costs and expenses.

         10.4 SPECIFIC PERFORMANCE. The Sellers acknowledge and agree that the breach of this Agreement would cause irreparable damage to the Purchaser and that the Purchaser will not have an adequate remedy at law. Therefore, the obligations of the Sellers under this Agreement, including, without limitation, the Sellers' obligation to sell the Shares to the Purchaser, shall be enforceable by a decree of specific performance issued by any court of competent jurisdiction, and appropriate injunctive relief may be applied for and granted in connection therewith. Such remedies shall, however, be cumulative and not exclusive and shall be in addition to any other remedies which any party may have under this Agreement or otherwise.

         10.5 FURTHER ASSURANCES. The Sellers and the Purchaser each agree to execute and deliver such other documents or agreements and to take such other action as may be reasonably necessary or desirable for the implementation of this Agreement and the consummation of the transactions contemplated hereby.

         10.6 ENTIRE AGREEMENT; AMENDMENTS AND WAIVERS. This Agreement (including the schedules and exhibits hereto) represents the entire understanding and agreement between the parties hereto with respect to the subject matter hereof and can be amended, supplemented or changed, and any provision hereof can be waived, only by written instrument making specific reference to this Agreement signed by the party against whom enforcement of any such amendment, supplement, modification or waiver is sought. No action taken pursuant to this Agreement, including without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, covenant or agreement contained herein. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy. All remedies hereunder are cumulative and are not exclusive of any other remedies provided by Law.

         10.7 SUBMISSION TO JURISDICTION; CONSENT TO SERVICE OF PROCESS.

         (a) The parties hereto hereby irrevocably submit to the non-exclusive jurisdiction of any federal or state court located within the State of New York over any dispute arising out of or relating to this Agreement or any of the transactions contemplated hereby and each party hereby irrevocably agrees that all claims in respect of such dispute or any suit, action proceeding related thereto may be heard and determined in such courts. The parties hereby irrevocably waive, to the fullest extent permitted by applicable Law, any objection which they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute. Each of the parties hereto agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

         (b) Each of the parties hereto hereby consents to process being served by any party to this Agreement in any suit, action or proceeding by the mailing of a copy thereof in accordance with the provisions of SECTION 10.10.

         10.8 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

         10.9 TABLE OF CONTENTS AND HEADINGS. The table of contents and section headings of this Agreement are for reference purposes only and are to be given no effect in the construction or interpretation of this Agreement.

         10.10 NOTICES. All notices and other communications under this Agreement shall be in writing and shall be deemed given when delivered personally or mailed by certified mail, return receipt requested, to the parties (and shall also be transmitted by facsimile to the Persons receiving copies thereof) at the following addresses (or to such other address as a party may have specified by notice given to the other party pursuant to this provision):

                  If to Sellers, to:

                  Dennis M. Perna
                  118 Summit Drive
                  Phoenixville, PA  19460
                  Facsimile No.: (610) 935-4572 (c/o William J. Sheppard)

                  Nancy E. Perna
                  118 Summit Drive
                  Phoenixville, PA  19460
                  Facsimile No.: (610) 935-4572 (c/o William J. Sheppard)

                  William J. Sheppard
                  119 Summit Drive
                  Phoenixville, PA  19460
                  Facsimile No.: (610) 935-4572

                  William Sheppard Irrevocable Trust
                  c/o Michael J. Clement, Esq., Co-Trustee
                  484 Norristown Road, Suite 100
                  Blue Bell, PA  19422
                  Facsimile No.: (610) 828-4887

                  With a copy to:

                  Wisler, Pearlstine, Talone, Craig, Garrity & Potash, LLP 484 Norristown Road, Suite 100
                  Blue Bell, PA  19422
                  Attention:  Michael J. Clement, Esq.
                  Facsimile No.:  (610) 828-4887

                  If to Purchaser, to:

                  Lagasse Bros., Inc.
                  1525 Kuebel Street
                  New Orleans, LA  70123
                  Attention: Tim Feeheley
                  Facsimile No. (504) 736-5690

                  With a copy to:

                  United Stationers Supply Co.
                  2200 E. Golf Road
                  Des Plaines, IL  60016-1267
                  Attention: Law Department
                  Facsimile No.: (847) 699-0891

                  and

                  Weil, Gotshal & Manges LLP
                  100 Crescent Court, Suite 1300
                  Dallas, Texas  75201

                  Attention:  Mary R. Korby
                  Facsimile No.:  (214) 746-7777

         10.11 SEVERABILITY. If any provision of this Agreement is invalid or unenforceable, the balance of this Agreement shall remain in effect.

         10.12 BINDING EFFECT; ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. Nothing in this Agreement shall create or be deemed to create any third party beneficiary rights in any person or entity not a party to this Agreement except as provided below. No assignment of this Agreement or of any rights or obligations hereunder may be made by either the Sellers or the Purchaser (by operation of Law or otherwise) without the prior written consent of the other parties hereto and any attempted assignment without the required consents shall be void; PROVIDED, HOWEVER, that the Purchaser may assign this Agreement and any or all rights or obligations hereunder (including, without limitation, the Purchaser's rights to purchase the Shares and the Purchaser's rights to seek indemnification hereunder) to any Affiliate of the Purchaser; PROVIDED that Purchaser remains financially responsible for the obligations of its assignee. Upon any such permitted assignment, the references in this Agreement to the Purchaser shall also apply to any such assignee unless the context otherwise requires.

         10.13 SELLERS' REPRESENTATIVE. Dennis M. Perna and William J. Sheppard or such other persons as shall succeed them pursuant to this SECTION 10.13, are hereby designated as the representatives (the "SELLERS' REPRESENTATIVE") to act for and represent the Sellers with respect to all matters arising out of ARTICLE IX hereof and in those other matters with respect to which this Agreement specifies that the Sellers' Representative shall so act, as well as matters which require notice to be given to the Sellers under this Agreement. In the event of the death or incapacity of Dennis M. Perna or William J. Sheppard, as the case may be, Nancy Perna, or such other person or persons as may be designated by a majority of the Sellers, shall succeed Dennis M. Perna or William J. Sheppard, as the Sellers' Representative.

            [The Remainder of this Page Is Intentionally Left Blank]

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first written above.

                            LAGASSE BROS., INC.


                            By:
                                ------------------------------------------------
                                  Name:
                                  Title:


                            THE PEERLESS PAPER MILLS


                            By:
                                ------------------------------------------------
                                  Name:
                                  Title:


                            SELLERS:


                            ----------------------------------------------------
                            Dennis M. Perna


                            ----------------------------------------------------
                            Nancy E. Perna


                            ----------------------------------------------------
                            William J. Sheppard


                            WILLIAM J. SHEPPARD IRREVOCABLE TRUST


                            By:
                                ------------------------------------------------
                                     William J. Sheppard, Co-Trustee


                            By:
                                ------------------------------------------------
                                     Nancy E. Perna, Co-Trustee

                                EXHIBITS A-1, A-2

                           Non-Competition Agreements

                                    EXHIBIT B

                              Employment Agreement

                                    EXHIBIT C

See Schedules to the Stock Purchase Agreement

                                    EXHIBIT D

                                Escrow Agreement

                                    EXHIBIT E

                             Savage, Maryland Lease

                                    EXHIBIT F

                            Oaks, Pennsylvania Lease

                                 SCHEDULE 2.3(A)

         Notwithstanding anything contained to the contrary in the Agreement, the following adjustments to inventory of the Company shall be reflected on the Closing Date Balance Sheet and included in the calculation of Adjusted Tangible Net Book Value (regardless of whether such adjustments are consistent with the Company's prior practice):

          1. Inventory shall be reduced to reverse existing Section 263A uniform capitalization (for purposes of example only, the amount of Section 263A uniform capitalization at December 31, 1999 was $455,000); and

          2. Inventory shall be reduced by the value of Excess Inventory (as defined below), if any.

         For purposes of this Agreement, "EXCESS INVENTORY" means, with respect to any SKU in the Company's inventory as of the Closing Date for which the following two criteria are met: (i) total value of that SKU's inventory is greater than $7,500; and (ii) has had less than one full inventory turn over the 12 month period prior to the Closing Date; PROVIDED, HOWEVER, that such SKU is not (i) a new item (i.e., an item that the Company introduced for sale within the preceding six months) or (ii) a SKU that has received a new part number that, when combined with the sales associated with the previous SKU part number, would have had at least one inventory turn over the 12 month period prior to the Closing Date. For purposes of example only, if only $3,000 of a SKU with an aggregate inventory value of $10,000 as of the Closing Date was sold during the 12 month period prior to the Closing Date, the entire $10,000 value of such SKU would be considered Excess Inventory for purposes of this Agreement.

         Any Excess Inventory shall be the property of the Sellers. The Sellers shall be permitted to remove the Excess Inventory from the facilities of the Company within a reasonable period of time following the Closing Date.